UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
(Rule 14a-101)

SCHEDULE 14A INFORMATION
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Exchange Act of 1934 (Amendment No.      )

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Technical Olympic USA, Inc.

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TECHNICAL OLYMPIC USA, INC.
4000 Hollywood Boulevard, Suite 500 N
Hollywood, Florida 33021

To Our Stockholders:

We cordially invite you to attend the 2006 Annual Meeting of Stockholders to be held on Friday, May 19, 2006, at the Four Seasons Hotel, Hamilton Place, Park Lane, London, England. The meeting will start promptly at 9:00 a.m, British Summer Time.

The attached Notice of Annual Meeting and the Proxy Statement describe the formal business to be transacted at the Annual Meeting. Our directors and officers will be present at the Annual Meeting to respond to any questions that our stockholders may have regarding the business to be transacted.

It is important that your shares be represented and voted at the meeting. Therefore, we urge you to complete, sign, date, and return the enclosed proxy card in the envelope according to the instructions on the proxy card. If you attend the meeting, you may vote your shares personally, even though you have previously designated a proxy. The items to be considered at the meeting include the election of directors, the approval and adoption of the Technical Olympic USA, Inc. Annual and Long-Term Incentive Plan, as amended and restated as of January 1, 2006, and the transaction of such other business as may properly come before the meeting and any adjournments or postponements thereof.

We sincerely hope you will be able to attend and participate in our 2006 Annual Meeting of Stockholders. We welcome the opportunity to meet with you and give you a firsthand report on the progress of your company.

Very truly yours,

Konstantinos Stengos
Chairman

TECHNICAL OLYMPIC USA, INC.

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD MAY 19, 2006

To Our Stockholders:

We will hold our Annual Meeting of Stockholders on Friday, May 19, 2006, at 9:00 a.m., British Summer Time. Our meeting will be held at the Four Seasons Hotel, Hamilton Place, Park Lane, London, England. If you owned common stock at the close of business on April 10, 2006, you may vote at this meeting or any adjournments or postponements thereof.

At the meeting, we plan to:

1. elect eleven directors for a term of one year and, in each case, until his or her successor is duly elected and qualified;

2. approve and adopt the Technical Olympic USA, Inc. Annual and Long-Term Incentive Plan, as amended and restated effective as of January 1, 2006; and

3. transact such other business as may properly come before the meeting or any adjournments or postponements thereof.

Our Board of Directors is not aware of any other proposals for the May 19, 2006 meeting.

It is important that your common stock be represented at the meeting regardless of the number of shares you hold. You are encouraged to specify your voting preferences by completing, signing, dating, and returning the enclosed proxy card. If you attend the meeting, you may, if you wish, withdraw your proxy and vote in person.

TECHNICAL OLYMPIC USA, INC.

Beatriz L. Koltis
Secretary

Hollywood, Florida
April 19, 2006

YOUR VOTE IS IMPORTANT.

PLEASE COMPLETE, SIGN, DATE, AND RETURN THE ENCLOSED PROXY PROMPTLY SO THAT YOUR VOTE MAY BE RECORDED AT THE MEETING IF YOU DO NOT ATTEND IN PERSON.

Page

Information about the Meeting	1
Proposal 1 — Election of Directors	3
Board Independence, Meetings, Committees, and Compensation	5
Management	9
Audit Committee Report	11
Security Ownership of Certain Beneficial Owners and Management	12
Executive Compensation	14
Committee Report on Executive Compensation	20
Certain Relationships and Related Transactions	23
Performance Graph	24
Proposal 2 — Approval and Adoption of the Technical Olympic USA, Inc. Annual and Long-Term Incentive Plan, as amended and restated as of January 1, 2006	25
Independent Registered Public Accounting Firm	31
General Information	32
Exhibit A — Technical Olympic USA, Inc. Annual and Long-Term Incentive Plan, as amended and restated as of January 1, 2006	A-1

i

TECHNICAL OLYMPIC USA, INC.
4000 Hollywood Boulevard, Suite 500 N
Hollywood, Florida 33021

PROXY STATEMENT

INFORMATION ABOUT THE MEETING

This proxy statement is furnished in connection with the solicitation of proxies by the Board of Directors of Technical Olympic USA, Inc. (“TOUSA” or the “Company”) for our Annual Meeting of Stockholders to be held on Friday, May 19, 2006, at 9:00 a.m., British Summer Time. Our Annual Meeting will be held at the Four Seasons Hotel, Hamilton Place, Park Lane, London, England. This proxy statement and the accompanying proxy are first being mailed to stockholders on or about April 19, 2006.

Voting Instructions

Who May Vote

You may vote your common stock if our records show you owned your shares at the close of business on the record date, which is April 10, 2006. On the record date, there were 59,590,519 shares of our common stock outstanding, with a par value of $.01 per share. Holders of our common stock are entitled to one vote per share held as of the record date.

How You May Vote

You may vote: (a) in person by attending the meeting or (b) by mail by completing, signing, dating, and returning the enclosed proxy card. If you hold your shares through a broker, bank, or other nominee, you will receive separate instructions from the nominee describing how to vote your shares.

Proxies duly executed and received in time for the meeting will be voted in accordance with your instructions. If no instructions are given, proxies will be voted as follows:

1. FOR the election as directors of the nominees named herein, each to serve for a term of one year and, in each case, until his or her successor is duly elected and qualified;

2. FOR the approval and adoption of the Technical Olympic USA, Inc. Annual and Long-Term Incentive Plan, as amended and restated effective January 1, 2006; and

3. In the discretion of the proxy holders, FOR or AGAINST such other business as may properly come before the meeting or any adjournment or postponement thereof.

How You May Revoke or Change Your Vote

Proxies may be revoked at any time prior to the meeting in the following ways:

•	by giving written notice of revocation to our Secretary;

•	by giving a later dated proxy; or

•	by attending the meeting and voting in person.

If providing revocation by written notice to our Secretary, please note that the revocation will not be effective unless received by us at or prior to the meeting.

Voting Procedures

All record holders of issued and outstanding shares of our common stock are entitled to vote. Brokers who hold shares in street name for customers have the authority under the rules of the various stock exchanges to vote on certain items when they have not received instructions from beneficial owners. Shares for which brokers have not received instructions, and which therefore are not voted with respect to a certain proposal, are referred to as “broker non-votes.”

Quorum

Under Delaware law and our Bylaws, the presence, in person or by proxy, of stockholders entitled to cast a majority of all votes entitled to be cast on the matter at the Annual Meeting constitutes a quorum. Abstentions and broker non-votes will count for purposes of determining if there is a quorum present at the Annual Meeting.

PROPOSAL 1
ELECTION OF DIRECTORS

General

Pursuant to our Bylaws, our Board of Directors may have up to 15 members. Currently, we have 11 members on our Board of Directors and each director is elected for a one-year term. Our Independent Directors Committee has recommended and nominated the eleven individuals listed below for election to our Board of Directors at the Annual Meeting to hold office until the next annual meeting and the election of their successors. All of the nominees for director are currently serving as members of our Board of Directors.

Each of the nominees has consented to be named in this proxy statement and to serve as a member of our Board of Directors, if elected. In the event that any nominee withdraws or for any reason is not able to serve as a director, the proxy will be voted for such other person as may be designated by our Board of Directors, but in no event will the proxy be voted for more than eleven nominees for director. Our management has no reason to believe that any nominee will not serve if elected.

Recommendation of our Board of Directors

We recommend that you vote your shares to elect the following nominees. If you complete, sign, date, and return the enclosed proxy, your shares will be voted for the election of the eleven nominees recommended by our Board of Directors, unless you mark the proxy in such a manner as to withhold authority to vote. Please see the Voting Instructions on page 1 of this proxy statement for instructions on how to cast your vote.

Nominees

Nominees to Serve for a One-Year Term Expiring in 2007

Below is a short biography of the business experience of the individuals who are nominated for election. The age indicated and other information in each nominee’s biography is as of April 10, 2006.

Konstantinos Stengos, 69, has been the Chairman of our Board since December 15, 1999. Mr. Stengos has served as the President and Managing Director of Technical Olympic S.A. (“TOSA”), our parent company, since he formed TOSA in 1965. Mr. Stengos owns more than 5% of the outstanding equity of TOSA, which is publicly traded on the Athens Stock Exchange. Mr. Stengos has also served as a director and President of Technical Olympic Services, Inc. (“TOSI”) since October 2003. TOSA and TOSI are both affiliates of ours. In March 2005, Mr. Stengos was found by a Court of Misdemeanors in Athens, Greece, to have violated certain Greek laws relating to a 1999 sale of certain shares of TOSA. In addition, the Company has learned that the investigation into this 1999 sale of certain shares of TOSA also relates to the alleged involvement of Mr. Stengos in the improper use of certain TOSA bank loans which were intended for TOSA’s business acquisitions. Mr. Stengos has advised the Company that he is appealing the ruling of the Court of Misdemeanors and that he denies the additional allegations and intends to vigorously defend against them.

Antonio B. Mon, 61, has been a director of the Company, and our Executive Vice Chairman, Chief Executive Officer, and President, since June 25, 2002. From October 2001 to June 2002, Mr. Mon served as the Chief Executive Officer of Technical Olympic, Inc., our former parent company (“TOI”). From May 2001 to October 2001, Mr. Mon was a consultant to TOI. From 1997 to 2001, Mr. Mon was the Chairman of Maywood Investment Company, LLC, a private firm engaged in private equity investments and general consulting. In 1991, Mr. Mon co-founded Pacific Greystone Corporation, a west coast homebuilder that merged with Lennar Corporation in 1997, and served as its Vice Chairman from 1991 to 1997. Prior to 1991, Mr. Mon worked in various positions for The Ryland Group, Inc. (a national homebuilder), M.J. Brock Corporation (a California homebuilder), and Cigna Corporation (a financial services corporation).

Andreas Stengos, 43, has been a director of the Company since 1999. Since October 2003, Mr. Stengos has served as a director and Treasurer of TOSI. Mr. Stengos served as the Managing Director of TOSA from 1989 to 1995, and as General Manager and Technical Director of TOSA from 1995 through June 2004. Since

June 2004, Mr. Stengos has served as the Executive Vice President and General Manager of TOSA, and as the General Manager and Executive Vice President of Mochlos, S.A.

George Stengos, 39, has been a director of the Company since 1999, and has served as our Executive Vice President since April 2004. Since October 2003, Mr. Stengos has served as a director, Vice President, and Secretary of TOSI. From 2001 to December 2002, Mr. Stengos served as President and Chairman of the Board of Mochlos S.A., a subsidiary of TOSA, and is currently Managing Director of Mochlos S.A. From 1993 to 2000, Mr. Stengos was Executive Vice President of Mochlos S.A. Mr. Stengos has also served as Managing Director of TOSA since June 30, 2004. The Company has learned that the investigation into the 1999 sale of certain shares of TOSA discussed above also relates to the alleged involvement of Mr. Stengos in such transaction. Mr. Stengos has advised the Company that he denies these allegations and intends to vigorously defend against them.

Marianna Stengou, 28, has been a director of the Company since 2004. Ms. Stengou has served as Vice President of Porto Carras Campus Hospitality Studies S.A., an affiliate of TOSA, since April 2002. Ms. Stengou has served in a variety of positions at TOSA, including most recently as Director of Human Resources and Quality, since January 2000. Ms. Stengou served as President and Managing Director of Toxotis Construction S.A., a subsidiary of TOSA, from November 1997 to June 2004. Ms. Stengou has also been a director of TOSA since June 2003.

Larry D. Horner, 72, has been a director of the Company since 1997. Mr. Horner served as Chairman of Pacific USA Holdings Corp., a subsidiary of Pacific Electric Wire and Cable Co., a cable manufacturer, from 1994 to 2001, and was Chairman of the Board of Asia Pacific Wire & Cable Corporation Limited, a manufacturer of copper wire, cable and fiber optic wire products, with operations in Southeast Asia, which was publicly traded on the New York Stock Exchange until 2001. He is also a director of ConocoPhillips (an energy company), Atlantis Plastics, Inc. (a manufacturer of plastic films and plastic components), UT Starcom, Inc. (a provider of wireline, wireless, optical, and access switching solutions), Clinical Data, Inc. (a provider of physicians’ office and hospital laboratory products), and New River Pharmaceuticals, Inc. (a research-based pharmaceutical company). Mr. Horner was formerly associated with KPMG LLP, a professional services firm, for 35 years, retiring as Chairman and Chief Executive Officer of both the U.S. and International firms in 1991. Mr. Horner is a certified public accountant.

William A. Hasler, 64, has been a director of the Company since 1998. Mr. Hasler served as Co-Chief Executive Officer of Aphton Corporation, a biopharmaceutical company, from July 1998 to January 2004. From August 1991 to July 1998, Mr. Hasler served as Dean of the Haas School of Business at the University of California at Berkeley. Prior to that, he was both Vice Chairman and a director of KPMG LLP, a professional services firm. Mr. Hasler also serves on the boards of Mission West Properties (a real estate investment trust), DiTech Communications (a global telecommunications equipment supplier for voice networks), Schwab Funds (a mutual fund company), Stratex Networks (a provider of high-speed wireless transmission solutions), and Aphton Corporation, and is Chairman of the Board of Solectron Corp. (a provider of electronics manufacturing services). Mr. Hasler is a certified public accountant.

Michael J. Poulos, 75, has been a director of the Company since 2000. Mr. Poulos also serves as a trustee of Century Shares Trust, a mutual fund. Mr. Poulos served as Chairman, President, and Chief Executive Officer of Western National Corporation, a life insurance company, from 1993 until 1998 when he retired. Mr. Poulos worked for American General Corporation, from 1970 to 1993, and served as its President from 1981 to 1991 and as its Vice Chairman from 1991 to 1993.

Susan B. Parks, 49, has been a director of the Company since 2004. She is the founder and, since September 2003, Chief Executive Officer of WalkStyles, Inc., a consumer products company. Prior to becoming an entrepreneur, Ms. Parks was with Kinko’s, a multibillion dollar document solutions and business services company, from August 2002 until September 2003, where she served as the Executive Vice President of Operations. From August 2000 to January 2002, Ms. Parks was with Gateway, a personal computer and related products company, where she served as Senior Vice President of US Markets for Gateway, leading their US Market business unit, and Senior Vice President of the Gateway Business division. Ms. Parks also spent approximately five years with U.S. West, a telecommunications company, serving in a succession of senior positions and has served in various leadership positions at both Mead Corporation and Avery-Dennison.

J. Bryan Whitworth, 67, has been a director of the Company since January 2005. Mr. Whitworth has been Of Counsel at Wachtell, Lipton, Rosen & Katz, a leading corporate and securities law firm, since May 2003. Prior to joining Wachtell, Lipton, Rosen & Katz, Mr. Whitworth served as Executive Vice President of ConocoPhillips, a global integrated petroleum company, from September 2002 to March 2003. Mr. Whitworth joined ConocoPhillips in 2002, following the merger of Conoco Inc. and Phillips Petroleum Company. Prior to the merger, Mr. Whitworth spent more than 30 years with Phillips Petroleum Co., most recently serving as the Executive Vice President and Chief Administrative Officer of that company. Mr. Whitworth also served as Phillips Petroleum’s Senior Vice President of Human Resources, Public Relations and Government Relations, as well as its General Counsel.

Tommy L. McAden, 43, has been a director of the Company and our Executive Vice President — Strategy and Operations since May 2005. Mr. McAden served as our Senior Vice President — Strategy and Operations from April 2004 to May 2005. Mr. McAden also served as our Vice President of Finance and Administration, Chief Financial Officer, and Treasurer from June 2002 to April 2004. Mr. McAden served as a director, Vice President, and Chief Financial Officer of TOI from January 2000 to June 2002. From 1994 to December 1999, Mr. McAden was Chief Accounting Officer of Pacific USA Holdings Corp. and Chief Financial Officer of Pacific Realty Group, Inc., which was our former 80% stockholder.

Vote Required

The affirmative vote of a plurality of the votes cast by holders of outstanding shares of our common stock is required for the approval of the election of the directors. You may vote in favor of all the nominees or you may withhold your vote from any or all nominees. Votes that are withheld with respect to this matter will be excluded entirely from the vote and will have no effect, other than for purposes of determining the presence of a quorum. Brokers that do not receive instructions are entitled to vote those shares with respect to the election of directors.

BOARD INDEPENDENCE, MEETINGS, COMMITTEES, AND COMPENSATION

Independence

TOSA currently owns 67% of our outstanding common stock. As a result, we are a “controlled company” within the meaning of the corporate governance standards of the New York Stock Exchange (the “NYSE”). We have elected to take advantage of the “controlled company” exemption as permitted under Section 303A.00 of the NYSE Listed Company Manual. As a “controlled company,” we are not currently required to have independent directors comprise a majority of our Board of Directors, nor are we required to have a nominating/corporate governance committee and compensation committee comprised entirely of independent directors. The Board of Directors has determined, however, that Messrs. Horner, Hasler, Poulos, and Whitworth, and Ms. Parks each meet the standards of “independence” set forth in the corporate governance standards of the NYSE.

Board Meetings and Committees

During fiscal year 2005, our Board of Directors held four regularly scheduled meetings and acted by unanimous written consent on 21 occasions. For fiscal year 2005, each director other than Mr. McAden attended at least 75% or more of the aggregate number of meetings held by our Board of Directors and the committees on which he or she served. As a general matter, Board members are expected to attend the Company’s annual meetings of stockholders. All members of our Board of Directors were present at the Company’s 2005 annual meeting of stockholders.

Our Board of Directors currently has four standing committees, all of which were also in place during fiscal year 2005: the Audit Committee, the Human Resources, Compensation, and Benefits Committee, the Independent Directors Committee, and the Board Executive Committee, each briefly described below.

Audit Committee.  The Audit Committee consists of Messrs. Hasler, Poulos, and Whitworth. Our Board of Directors has determined that each of Messrs. Hasler and Poulos is an “audit committee financial expert” as defined by the rules promulgated by the Securities and Exchange Commission (the “Commission”), and that, in the business judgment of the Board of Directors, Mr. Whitworth is financially literate. Mr. Hasler serves on the audit committees of three publicly traded companies in addition to serving as the chair of the Company’s Audit Committee. The Board of Directors has determined that such simultaneous service by Mr. Hasler does not impair his ability to serve on the Company’s Audit Committee.

The Audit Committee generally has responsibility for (a) appointing, overseeing, and determining the compensation of our independent registered public accounting firm, (b) reviewing the plan and scope of the accountants’ audit, (c) reviewing our audit and internal control functions, (d) approving all permitted non-audit services provided by our independent registered public accounting firm, and (e) reporting to our full Board of Directors regarding all of the foregoing. The Audit Committee meets with the independent registered public accounting firm and our management in connection with its review and approval of (i) the unaudited financial statements for inclusion in our Quarterly Reports on Form 10-Q and (ii) the annual audited financial statements for inclusion in our Annual Report on Form 10-K. Additionally, the Audit Committee provides our Board of Directors with such additional information and materials as it may deem necessary to make our Board of Directors aware of significant financial matters that require its attention. The Audit Committee held seven meetings and acted by unanimous written consent on one occasion during the year ended December 31, 2005. The Audit Committee’s goals and responsibilities are set forth in a written Audit Committee charter, a copy of which can be found on the Company’s website, www.tousa.com, under “Investor Information — Corporate Governance.”

Human Resources, Compensation, and Benefits Committee.  The Human Resources, Compensation, and Benefits Committee consists of Messrs. Poulos and Horner, and Ms. Parks. The Human Resources, Compensation, and Benefits Committee has responsibility for (a) establishing the compensation and bonus plan for the Chief Executive Officer, (b) establishing the compensation and bonus plan for other executives, and (c) administering the Technical Olympic USA, Inc. Annual and Long-Term Incentive Plan and granting options and performance awards under that plan. In addition, the Human Resources, Compensation, and Benefits Committee has responsibility for matters of employee compensation and the granting of discretionary bonuses to our Chief Executive Officer and our other senior officers. The Human Resources, Compensation, and Benefits Committee held three meetings and acted by unanimous written consent on two occasions during the year ended December 31, 2005. The Human Resources, Compensation, and Benefits Committee operates under a written charter adopted by our Board of Directors, a copy of which can be found on the Company’s website, www.tousa.com, under “Investor Information — Corporate Governance.”

Independent Directors Committee.  The Independent Directors Committee consists of Messrs. Horner, Hasler, Poulos, and Whitworth, and Ms. Parks. Mr. Horner served as our senior outside director during fiscal year 2005 and has been designated our senior outside director for fiscal year 2006. As our senior outside director, Mr. Horner presides over the regularly scheduled executive sessions of our independent directors.

The Independent Directors Committee generally has responsibility for considering and acting on any proposed transaction that would be considered a related party transaction, including but not limited to any proposed transaction (a) between us and TOSA or any affiliate of TOSA, and (b) by any affiliate which may affect or involve us and in which one or more of our directors may have an actual or perceived interest in the transaction. The Independent Directors Committee also has responsibility for considering and acting upon any other matters that require the review and/or approval of our independent directors.

The Independent Directors Committee acted by unanimous written consent on one occasion and held no meetings during the year ended December 31, 2005. The Independent Directors Committee operates under a written charter adopted by our Board of Directors, a copy of which can be found on the Company’s website, www.tousa.com, under “Investor Information — Corporate Governance.”

In addition, the Independent Directors Committee solicits, considers, and nominates candidates to serve on our Board of Directors. The Independent Directors Committee considers possible candidates from many sources, including stockholders, for nominees for directors. In evaluating the qualifications of nominees for our Board of Directors, including nominees recommended by stockholders, the Independent Directors Committee evaluates a variety of factors, such as education, work experience, knowledge of the Company’s industry, membership on the boards of directors of other corporations, and civic involvement. In addition, if a candidate is being considered for an independent director position, the Independent Directors Committee also evaluates the nominee’s independence from the Company based on applicable securities laws and the NYSE’s corporate governance standards.

If a stockholder wishes to recommend a nominee for director for consideration at our 2007 Annual Meeting, the recommendation should be sent to the Secretary by December 20, 2006 in accordance with the instructions set forth later in this proxy statement under “Stockholder Proposals for 2007 Annual Meeting.” All recommendations should be accompanied by a complete statement of such person’s qualifications (including education, work experience, knowledge of the Company’s industry, membership on the board of directors of another corporation, and civic activity) and an indication of the person’s willingness to serve.

Board Executive Committee.  The members of the Board Executive Committee are Messrs. Horner, Mon, McAden, George Stengos, and Andreas Stengos. The Board Executive Committee has authority to consider and approve acquisitions, investments and other transactions by us or our subsidiaries for amounts not exceeding $75 million, to the extent not considered and approved by our Board of Directors, and makes reports to our full Board of Directors. The Board Executive Committee held no meetings during the year ended December 31, 2005.

Family Relationships

Konstantinos Stengos is the father of Andreas Stengos, George Stengos, and Marianna Stengou. We have no other familial relationships among the executive officers and directors.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934 requires our directors, executive officers, and persons who own more than 10% of our outstanding common stock to file with the Commission reports of changes in their ownership of common stock. Directors, officers, and greater than 10% stockholders are also required to furnish us with copies of all forms they file under this regulation. To our knowledge, based solely on a review of the copies of such reports furnished to us and representations that no other reports were required, during the year ended December 31, 2005, all Section 16(a) filing requirements applicable to our directors, officers, and greater than 10% stockholders were satisfied.

Compensation Committee Interlocks and Insider Participation

Messrs. Poulos and Horner, and Ms. Parks comprised the Human Resources, Compensation, and Benefits Committee from April 2005 through December 2005, and Messrs. Hasler and Whitworth also served on the Human Resources, Compensation, and Benefits Committee from January 2005 through April 2005. None of these persons is currently serving or has previously served as an officer or employee of ours or any of our subsidiaries. There were no material transactions between us and any of the members of the Human Resources, Compensation, and Benefits Committee during fiscal year 2005.

Compensation of Directors

In compliance with our director compensation policy, during 2005 our outside directors (which we consider to be those directors who are not officers of the Company, TOSA, or their affiliates), other than the senior outside director, received an annual fee of $60,000, an annual equity award of either non-qualified stock options or restricted stock valued at $60,000, and reimbursement of reasonable out-of-pocket expenses incurred for attendance at Board and Board committee meetings. Under our policy, Mr. Horner, our designated senior outside director for 2005, received an annual cash retainer of $120,000, an annual equity award of either non-qualified stock options or restricted stock valued at $120,000, and reimbursement of reasonable out-of-pocket expenses incurred for attendance at Board and Board Committee meetings. In addition, as chairperson of the Audit Committee for 2005, Mr. Hasler received an additional annual fee of $20,000, and as chairperson of the Human Resources, Compensation, and Benefits Committee for 2005, Mr. Poulos received an additional annual fee of $10,000. Mr. Horner has been designated our senior outside director for fiscal year 2006. Directors who also served as officers of the Company, TOSA, or their affiliates did not receive any additional compensation for their services as directors during 2005. The Company owns and maintains a condominium and leases a car in Miami, Florida for the exclusive use of the members of the Board of Directors of the Company. The aggregate incremental cost to the Company in 2005 of providing this condominium and car was approximately $16,000.

MANAGEMENT

Our executive officers, their ages and positions, as of April 10, 2006, are as follows:

Name	Age	Position

Antonio B. Mon	61	Executive Vice Chairman, Chief Executive Officer, President, and Director
George Stengos	39	Executive Vice President and Director
Tommy L. McAden	43	Executive Vice President and Director
David J. Keller	57	Senior Vice President, Chief Financial Officer, and Treasurer
Patricia M. Petersen	46	Senior Vice President and General Counsel
Randy L. Kotler	40	Vice President and Chief Accounting Officer
Harry Engelstein	71	Senior Executive Vice President — TOUSA Homes
John Kraynick	51	Vice President — Land Senior Vice President — TOUSA Homes
Clint Ooten	35	Vice President — Human Resources and Administration
Edward R. Wohlwender	46	Vice President — Operations Support Group Senior Vice President — TOUSA Homes

Below is a summary of the business experience of each of our executive officers who does not serve on our Board of Directors. The business experience of Messrs. Mon, Stengos, and McAden appears under the caption “Proposal 1 — Election of Directors” set forth above.

David J. Keller became our Senior Vice President, Chief Financial Officer, and Treasurer in May 2004. Prior to joining the Company, Mr. Keller served as Executive Vice President and Chief Financial Officer of CitiFinancial, a subsidiary of CitiGroup, from October 1999 through August 2003. Prior to CitiFinancial, Mr. Keller spent eight years as Chief Financial Officer of D.R. Horton, a homebuilder. Mr. Keller began his career with Ernst & Young LLP, where he was an audit partner for eight years. Mr. Keller is a certified public accountant. Mr. Keller is resigning as our Chief Financial Officer, effective May 31, 2006, and we have entered into a one-year consulting agreement with Mr. Keller which will begin on June 1, 2006, as described below under “Employment Agreements — David J. Keller,” pursuant to which Mr. Keller will continue to provide business and financial advisory services to us.

Patricia M. Petersen became our Vice President and General Counsel on September 1, 2002, was named Senior Vice President in April 2004, and served as our Secretary from July 2003 to November 2004. Before joining TOUSA, Ms. Petersen served as Assistant General Counsel of Corning Incorporated, a technology company, from January 2001 to August 2002. From September 1992 to October 2000, Ms. Petersen served as Managing Partner of the Nestor Nestor Kingston Petersen law firm in Bucharest, Romania, and from September 1990 to August 1992 as Associate Counsel with the Hillis Clark Martin & Peterson law firm in Seattle, Washington.

Randy L. Kotler became our Vice President and Chief Accounting Officer on June 25, 2002. Prior to joining TOUSA, Mr. Kotler spent 13 years in public accounting, including the last five with Ernst & Young LLP in its Real Estate Group. Mr. Kotler is a certified public accountant.

Harry Engelstein became Senior Executive Vice President of TOUSA Homes, Inc. in April 2004, served as Executive Vice President of TOUSA Homes, Inc. from February 2003 to April 2004, and managed our South Florida division from June 2002 to February 2003. Mr. Engelstein began his career in homebuilding in Montreal, Canada, in 1960, as a contractor. In 1979, he moved to Florida to help form Engle Homes, Inc., our predecessor in interest. In 1992, Engle Homes went public, and Mr. Engelstein served as Executive Vice President and Corporate Chief Construction Manager.

John Kraynick became our Vice President — Land in December 2004 and has served as Senior Vice President of TOUSA Homes, Inc. since June 2002. Prior to that time, Mr. Kraynick served as Executive Vice President of Engle Homes, our predecessor in interest, since December 1998. He originally joined Engle Homes in March 1986. As Executive Vice President of Engle Homes, Mr. Kraynick coordinated the operations of that company’s seven divisions and oversaw land acquisition on a national level.

Clint Ooten became our Vice President — Human Resources and Administration in April 2004. From March 2002 until March 2004, Mr. Ooten served as our Director of Human Resources. Prior to joining TOUSA, Mr. Ooten served for five years as the Director of Human Resources for GE Industrial Systems, a division of the General Electric Company.

Edward R. Wohlwender became our Vice President — Operations Support Group in December 2004 and has served as Senior Vice President of TOUSA Homes, Inc. since February 2003. Mr. Wohlwender served as Vice President — Supply Management of TOUSA Homes, Inc. from January 2002 to February 2003. From January 2001 to January 2002, Mr. Wohlwender owned and managed Value Chain Consulting, a consulting firm based in Cincinnati, Ohio and specializing in supply chain optimization. From July 1999 to January 2001, Mr. Wohlwender served as Senior Vice President — Supply Chain for the Standard Register Company, an integrated document solutions provider based in Dayton, Ohio. Prior to July 1999, Mr. Wohlwender worked as a senior executive at Ernst & Young LLP in their consulting practice and was Director of Logistics for a division of the Sara Lee Corporation.

AUDIT COMMITTEE REPORT

For fiscal year 2005, the Audit Committee operated under a written charter adopted by our Board of Directors. The Audit Committee members’ responsibilities and functions are not intended to duplicate or to certify the activities of management and the independent registered public accounting firm. The Audit Committee oversees our financial reporting process on behalf of our Board of Directors. Our management has the primary responsibility for the financial statements and reporting process, including our systems of internal control over financial reporting.

During fiscal year 2005, at each of its meetings, the Audit Committee met with the senior members of the Company’s financial management team, the Company’s General Counsel or Associate General Counsel, and our independent registered public accounting firm. In addition, the Director of Internal Audit attends all regularly scheduled Audit Committee meetings and also meets in private session with the Audit Committee on a regular basis. The Committee agenda is established by the Audit Committee’s Chairman, the Chief Financial Officer, and the General Counsel. During 2005, the Audit Committee held private sessions with the Company’s independent registered public accounting firm.

The Audit Committee approved the engagement of Ernst & Young LLP as our independent registered public accounting firm for the year ended December 31, 2005. The Audit Committee reviewed with the Company’s senior financial management Ernst & Young LLP’s overall 2005 audit plan and the results of audit examinations, including the evaluation of the Company’s internal control over financial reporting.

The Audit Committee held meetings on February 6 and March 6, 2006, and took the following actions regarding our 2005 audited consolidated financial statements:

•	reviewed and discussed the 2005 audited consolidated financial statements with our management; this included a discussion of the quality, not just the acceptability, of the accounting principles, the reasonableness of significant accounting judgments and estimates, and the clarity of disclosures in the financial statements. In addressing the quality of management’s accounting judgments, members of the Audit Committee asked for management’s representations and reviewed certifications prepared by the Chief Executive Officer and Chief Financial Officer that the consolidated financial statements of the Company present fairly, in all material respects, the financial position and results of operations of the Company;

•	discussed with the independent registered public accounting firm, Ernst & Young LLP, matters required to be discussed by Statement on Auditing Standards No. 61, Communication with Audit Committees;

•	received the written disclosures and the letter from Ernst & Young LLP required by Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees, and discussed with Ernst & Young LLP its independence; and

•	in reliance on the reviews and discussions referred to above, the Audit Committee recommended to our Board of Directors, and our Board of Directors approved, that the audited consolidated financial statements be included in the Annual Report on Form 10-K for the fiscal year ended December 31, 2005 for filing with the Commission.

This report furnished by the Audit Committee of our Board of Directors.
Messrs. Hasler, Poulos, and Whitworth
March 31, 2006

The report of the Audit Committee and the performance graph on page 24 shall not be deemed to be “soliciting material” or to be filed with the Commission, nor shall this information be incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended (the “Acts”), except to the extent that Technical Olympic USA, Inc. specifically incorporates this information by reference, and shall not otherwise be deemed filed under such Acts.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information as of April 10, 2006, regarding beneficial ownership of our common stock by

•	each person (or group of affiliated persons) who we know to beneficially own more than 5% of the outstanding shares of our common stock;

•	each of our current directors and our Named Executive Officers (as defined below); and

•	all of our current executive officers and directors as a group.

The percentage of beneficial ownership is based on 59,590,519 shares of our common stock outstanding on April 10, 2006.

This table is based on information supplied to us by our executive officers, directors, and principal stockholders and information filed with the Commission.

Name and Address of	Amount and Nature of
Beneficial Owner	Beneficial Ownership(1)		Percent Owned(1)

Technical Olympic S.A.(2)	39,899,975		67.0%
Konstantinos Stengos	283,197	(3)	*
Antonio B. Mon	2,655,009	(4)	4.27%
Andreas Stengos	236,322	(3)	*
George Stengos	230,322	(3)	*
Marianna Stengou	247,072	(3)	*
Larry D. Horner	25,566		*
William A. Hasler	25,209	(5)	*
Michael J. Poulos	12,781		*
Susan B. Parks	6,323		*
J. Bryan Whitworth	11,751	(6)	*
Tommy L. McAden	662,628	(7)	1.10%
David J. Keller	43,750	(8)	*
Harry Engelstein	45,000	(8)	*
John Kraynick	18,750	(9)	*
All directors and executive officers as a group (18 persons)	4,560,930	(10)	7.13%

*	Less than one percent.

Except as otherwise indicated, the address of each person named in this table is c/o Technical Olympic USA, Inc., 4000 Hollywood Boulevard, Suite 500 N, Hollywood, Florida 33021.

(1)	The amounts and percentage of common stock beneficially owned are reported on the basis of regulations of the Commission. Under the rules of the Commission, a person is deemed to be a beneficial owner of a security if that person has or shares “voting power,” which includes the power to vote or direct the voting of the security, or “investment power,” which includes the power to dispose of or direct the disposition of the security. Except as indicated by footnote, and subject to community property laws where applicable, the persons named in the table above have sole voting and investment power with respect to all shares of common stock shown as beneficially owned by them. In addition, in determining the number and percentage of shares beneficially owned by each person, shares issuable pursuant to options exercisable within 60 days after April 10, 2006, are deemed outstanding for purposes of determining the total number outstanding for such person and are not deemed outstanding for such purpose for all other stockholders. Under these rules, more than one person may be deemed a beneficial owner of the same securities and a person may be deemed a beneficial owner of securities as to which he has no economic interest.

(2)	The principal business address of Technical Olympic S.A. is 20 Solomou Street, Alimos, Athens, Greece, 17456. Mr. Konstantinos Stengos owns more than 5% of the outstanding stock of Technical Olympic S.A.

(3)	Includes 226,322 shares issuable upon exercise of stock options that have already vested or will vest within 60 days of April 10, 2006.

(4)	As a result of various gifts and transfers for estate planning purposes, Mr. Mon has transferred all of his stock options to various family-controlled entities. The total set forth above includes (i) 622,749 shares issuable upon exercise of stock options that have already vested or will vest within 60 days of April 10, 2006 that are beneficially owned by Maywood Investment Company, LLC (“MIC”), (ii) 967,307 shares issuable upon exercise of stock options that have already vested or will vest within 60 days of April 10, 2006 that are beneficially owned by a trust for the benefit of Mr. Mon’s adult children (the “Trust”), and (iii) 1,059,953 shares issuable upon exercise of stock options that have already vested or will vest within 60 days of April 10, 2006 that are beneficially owned by Maywood Capital, LLC (“MC”). Mr. Mon is not the managing member of MIC, nor does he own or control majority of the membership interests in MIC, and, accordingly, he disclaims beneficial ownership of the stock options owned by MIC. Mr. Mon disclaims beneficial ownership of the stock options held by the Trust, and, although he has a pecuniary interest in MC, he also disclaims beneficial ownership of the stock options held by MC.

(5)	Includes 22,659 shares issuable upon exercise of stock options that have already vested or will vest within 60 days of April 10, 2006.

(6)	Includes 9,501 shares issuable upon exercise of stock options that have already vested or will vest within 60 days of April 10, 2006.

(7)	Includes 662,503 shares issuable upon exercise of stock options that have already vested or will vest within 60 days of April 10, 2006.

(8)	Includes 37,500 shares issuable upon exercise of stock options that have already vested or will vest within 60 days of April 10, 2006.

(9)	Consists solely of shares issuable upon exercise of stock options that have already vested or will vest within 60 days of April 10, 2006.

(10)	Includes 4,400,960 shares issuable upon exercise of stock options that have already vested or will vest within 60 days of April 10, 2006.

EXECUTIVE COMPENSATION

The following table presents certain summary information concerning compensation earned for services rendered by (i) our Chief Executive Officer during 2005, and (ii) our other four most highly compensated executive officers whose total annual salary and bonus exceeded $100,000 during the fiscal year ended December 31, 2005 (the “Named Executive Officers”).

					Long Term
					Compensation
		Annual Compensation			Awards
				Other
				Annual	Securities	All Other
				Compen-	Underlying	Compensa-
Name and Principal Position	Year	Salary($)	Bonus($)	sation($)	Options(#)	tion($)

Antonio B. Mon	2005	1,091,420	7,808,540	238,445(1)	—	111,636(2)
Chief Executive Officer,	2004	992,200	3,950,000	140,208(3)	—	111,636(2)
President, and Director	2003	896,700	2,500,000	117,239(4)	—	111,636(2)
Tommy L. McAden	2005	507,522	2,202,135	*	—	—
Executive Vice President	2004	459,800	965,000	*	—	—
and Director	2003	418,000	625,000	*	—	—
David J. Keller(5)	2005	483,333	800,000	*	—	—
Senior Vice President,	2004	300,000(6)	500,000	*	93,750	—
Chief Financial Officer,	2003	—	—	—	—	—
and Treasurer
John Kraynick(5)	2005	445,000	1,390,000	*	—	—
Vice President — Land	2004	445,000	500,000	*	46,875	—
Sr. Vice President — TOUSA Homes	2003	—	—	—	—	—
Harry Engelstein	2005	504,584	2,290,000	*	—	—
Executive Vice President —	2004	445,000	2,000,000	*	56,250	—
TOUSA Homes	2003	445,000	1,019,064	*	37,500	—

*	Value of perquisites and other personal benefits does not exceed the lesser of $50,000 or 10% of the total of annual salary and bonus reported for the Named Executive Officer. These perquisites and other personal benefits consist of automobile allowances and/or the personal use of a corporate automobile, personal use of a corporate aircraft, the taxable portion of premiums paid by the Company on group term life insurance, and tax gross ups on certain of these payments.

(1)	Of this amount, $34,613 represents personal use of a corporate automobile, $54,000 represents personal use of a corporate apartment, $115,486 represents personal use of a corporate aircraft, and the balance represents the taxable portion of premiums paid by the Company on group term life insurance and tax gross-up payments on these perquisites. As required by the Commission’s regulations and guidance, the methodology used to determine the amount which should be disclosed herein for Mr. Mon’s personal use of a corporate aircraft was based on the aggregate incremental cost to the Company of personal flights taken by Mr. Mon and/or his guests. This amount is based on the cost of fuel, on-board catering, landing fees, and other such trip-specific costs (net of any amounts for which Mr. Mon is responsible pursuant to Company policy), but does not include any fixed costs that do not change based on usage. For federal tax purposes, the Company uses the Standard Industry Fare Level tables for purposes of calculating the value to Mr. Mon of his personal use of the corporate aircraft.

(2)	This amount includes $60,000 paid for life insurance policies, plus $51,636 paid in tax gross-up payments on such premiums.

(3)	Of this amount, $37,644 represents an automobile allowance, $50,400 represents use of a corporate apartment, and the balance represents personal use of a corporate automobile, the taxable portion of premiums paid by the Company on group term life insurance, and tax gross-up payments on these perquisites.

(4)	Of this amount, $37,644 represents an automobile allowance, $46,800 represents use of a corporate apartment, and the balance represents personal use of a corporate automobile, and tax gross-up payments on these perquisites.

(5)	Individual became an executive officer of the Company during the fiscal year ended December 31, 2004.

(6)	Base salary amount does not include $37,500 earned by the executive officer during 2004 as a consultant to the Company prior to his employment by the Company.

Stock Option Exercises and Year End Option Values

The following table provides information regarding the options exercised by the Named Executive Officers during the year ended December 31, 2005 and the value of options outstanding for such individuals at December 31, 2005.

Aggregated Option Exercises in Last Fiscal Year and Fiscal Year-End Option Values

			Number of Securities
			Underlying Unexercised		Value of Unexercised
	Shares		Options at		In-The-Money Options
	Acquired on	Value	Fiscal Year-End(#)		at Fiscal Year-End($)(1)
Name	Exercise(#)	Realized($)	Exercisable	Unexercisable	Exercisable	Unexercisable

Antonio B. Mon(2)	—	—	2,650,009	643,160	27,735,232	7,672,899
Tommy L. McAden	—	—	662,503	160,789	6,933,825	1,918,213
David J. Keller	—	—	18,750	75,000	32,438	0
John Kraynick	—	—	9,375	37,500	36,000	21,750
Harry Engelstein	—	—	26,250	67,500	204,375	238,050

(1)	Based on the closing price of TOUSA’s common stock on December 30, 2005 of $21.09.

(2)	As a result of various gifts and transfers for estate planning purposes, Mr. Mon has transferred all of his stock options to various family-controlled entities. The amounts set forth above include (i) 773,891 shares issuable upon exercise of stock options that are beneficially owned by Maywood Investment Company, LLC (“MIC”), (ii) 1,202,073 shares issuable upon exercise of stock options that are beneficially owned by a trust for the benefit of Mr. Mon’s adult children (the “Trust”), and (iii) 1,317,205 shares issuable upon exercise of stock options that are beneficially owned by Maywood Capital, LLC (“MC”). Mr. Mon is not the managing member of MIC, nor does he own or control majority of the membership interests in MIC, and, accordingly, he disclaims beneficial ownership of the stock options owned by MIC. Mr. Mon disclaims beneficial ownership of the stock options held by the Trust, and, although he has a pecuniary interest in MC, he also disclaims beneficial ownership of the stock options held by MC.

Performance Unit Program Awards

In February 2005, the Human Resources, Compensation, and Benefits Committee made grants of performance units under the Company’s Performance Unit Program (“PUP”) to various officers and other employees of the Company. The performance units are payable in cash and vest at the end of a specified three-year vesting period based upon the Company’s achievement of return on equity and cumulative earnings targets approved by the Human Resources, Compensation, and Benefits Committee. Performance units granted to officers and employees who resign or whose employment is terminated other than for cause, and who have been employed for two years during the applicable vesting period, shall be entitled to a pro rata portion of the value of their performance units, paid in accordance with the standard payout schedule described below. The value of a performance unit equals the appreciation of one share of Company stock from the beginning to the end of the vesting period, and may be increased based upon the extent to which the relevant return on equity and cumulative earnings targets are exceeded. Under the PUP, the value of one share of the Company’s common stock on any given date equals the weighted average stock price (based on trading volume) of one share of the Company’s common stock during the 90 days prior to and including the date for which the value is being calculated. For the performance units granted in February 2005, the initial value of one share of Company common stock, as calculated pursuant to the PUP, was $20.14. Once vested, the performance units are paid in two equal annual installments on each March 31 following the end of the three-year vesting period. Outstanding performance unit awards are subject to adjustment in the event of stock splits or stock dividends, extraordinary cash dividends or other similar events. The performance units granted to officers and employees with corporate responsibilities (including all of the Named Executive Officers) will vest immediately upon the occurrence of a change of control of the Company.

The following table provides information regarding the performance units granted to our Named Executive Officers during the year ended December 31, 2005 and the vesting period of the performance units. The estimated future payouts of the performance units upon the completion of the vesting period cannot presently be determined as it is based on our stock price.

Long-Term Incentive Plans — Awards in Last Fiscal Year

	Number of Shares,	Performance or Other
	Units or Other	Period Until
Name	Rights(#)	Maturation or Payout

Antonio B. Mon	0	1/1/2005 to 12/31/2007
Tommy L. McAden	43,750	1/1/2005 to 12/31/2007
David J. Keller	62,500	1/1/2005 to 12/31/2007
John Kraynick	25,000	1/1/2005 to 12/31/2007
Harry Engelstein	37,500	1/1/2005 to 12/31/2007

Employment Agreements

Antonio B. Mon

Effective July 26, 2003, Antonio B. Mon and the Company entered into an Amended and Restated Employment Agreement with a term ending on December 31, 2008. Pursuant to that agreement, Mr. Mon serves as our Chief Executive Officer, President, and Executive Vice-Chairman, as well as one of our directors. The agreement provides that Mr. Mon will receive an initial base salary of $968,000 with annual increases of a minimum of 10% per year until the agreement expires or is terminated. Mr. Mon is also entitled to an annual bonus, based upon the extent to which the Company’s meets and/or exceeds specified adjusted net income and return on equity targets. The employment agreement also allows Mr. Mon to use a corporate automobile and a corporate apartment located in Fort Lauderdale, Florida, and grants Mr. Mon the option to purchase such apartment at the Company’s original cost upon the termination, for any reason, of his employment with the Company.

On January 13, 2006, Mr. Mon’s employment agreement was amended (the “Amendment”) to replace the provisions in Mr. Mon’s then-existing employment agreement that granted Mr. Mon the right to receive an equity incentive compensation grant in each of 2007 and 2008 in an amount equal to one percent (1%) of the Company’s then outstanding shares on a fully-diluted basis. Although the form of the equity incentive compensation was to be mutually agreed upon by Mr. Mon and the Company, the employment agreement provided that the equity incentive compensation grant was to be the economic equivalent of options to purchase shares of the Company’s common stock with exercise prices (subject to specified adjustments) of $16.23 for the 2007 grant and $17.85 for the 2008 grant, vesting one year from the grant date and exercisable for ten years. If the equity incentive compensation contemplated in Mr. Mon’s employment agreement were granted in the form of stock options having the terms described above, the Company’s ability to deduct the compensation expense associated with such equity incentive compensation could be limited by the provisions of Section 162(m) of the Internal Revenue Code (“Code”).

In order to avoid the potential for a loss of deductibility to the Company, and to address the impact of the provisions of Section 409A of the Code (which was adopted subsequent to the Company’s agreement to make the equity incentive compensation grants described above), the Amendment provides that in lieu of the foregoing equity incentive compensation, and subject to stockholder approval of the amended and restated Technical Olympic USA, Inc. Annual and Long-Term Incentive Plan as described below in Proposal 2 in this Proxy Statement, the Company will (1) grant Mr. Mon an option to purchase 1,323,940 shares of the Company’s common stock (which equals approximately 2% of the Company’s outstanding common stock on a fully-diluted basis as of December 31, 2005) (the “2006 Option Grant”) and (2) pay Mr. Mon an additional cash bonus for 2006 of $8,711,525 (the “Additional 2006 Bonus”) upon satisfaction of criteria intended to satisfy the requirements of Section 162(m) of the Code. The options have an exercise price of $23.62 per share (which was the closing price of a share of the Company’s common stock on the New York Stock Exchange on

January 13, 2006) and will vest in equal installments on December 31, 2007 and December 31, 2008, subject to acceleration in the event that Mr. Mon is terminated by the Company for any reason other than cause or if Mr. Mon terminates his employment for good reason. The options will be exercisable for ten years from the date of vesting. In the event that the Company’s stockholders do not approve the amended and restated Technical Olympic USA, Inc. Annual and Long-Term Incentive Plan described below in Proposal 2 in this Proxy Statement, Mr. Mon shall retain the right to receive the equity incentive compensation as originally provided in Mr. Mon’s employment agreement and shall not be entitled to the 2006 Option Grant or the Additional 2006 Bonus.

In the event of termination by us without cause, or in the event Mr. Mon terminates for good reason or due to a change in control, we will pay Mr. Mon a termination payment equal to the greater of (a) three times the sum of his highest base salary and annual cash bonus paid in the three years prior to such termination (excluding the Additional 2006 Bonus), and the value of his fringe benefits, or (b) the aggregate amount of his base salary, his annual cash bonuses, and the value of the fringe benefits that would be payable for the remainder of the agreement term. He will also receive (i) either the 2007 and 2008 equity incentive compensation grants described above, or the 2006 Option Grant and the Additional 2006 Bonus (to the extent that Proposal 2 is approved by the stockholders) and (ii) continued health plan coverage until age 65 or until he becomes covered under another plan. In the event of termination by the Company for cause or due to Mr. Mon’s death or disability, Mr. Mon or his estate is entitled to any earned but unpaid salary, a pro rata bonus for the year of termination, and any other accrued obligations or unreimbursed business expenses.

Tommy L. McAden

On January 13, 2006, the Company entered into a new employment agreement with Tommy L. McAden, the Company’s Executive Vice President, replacing the prior employment agreement with Mr. McAden that expired on June 25, 2005. From June 25, 2005 through December 31, 2005, Mr. McAden’s employment with the Company had continued under the terms of his prior employment agreement.

Pursuant to the terms of his employment agreement, which expires on December 31, 2008, Mr. McAden will receive an initial annual base salary of $525,000, subject to adjustment in subsequent years based on Mr. McAden’s performance, Company operating results and industry practices. Mr. McAden is also eligible to earn an annual target bonus, calculated as a percentage of the amount by which the Company’s adjusted net income exceeds specified levels of return on equity and also tied to the performance of the Company’s Transeastern joint venture.

In the event of termination by the Company without cause, or by Mr. McAden for good reason, the Company will pay Mr. McAden a termination payment in the amount of the sum of (i) his base salary for the greater of two full years or the remainder of the agreement term (as it may be extended from time to time), (ii) a bonus for the year of termination calculated in accordance with the terms of the employment agreement, (iii) an additional amount equal to the aggregate bonus that would have been payable for the greater of two full years or the remainder of the agreement term (other than the year in which the termination occurs), based on the average bonus paid to Mr. McAden during the prior three fiscal years, (iv) the value of any benefits and perquisites that would have been provided during the remainder of the agreement term, and (v) any earned but unpaid salary, and any earned and vested, but unpaid, bonus through the date of termination, as well as the economic value of any accrued but unused vacation time and any unreimbursed business expenses (collectively, the “Accrued Obligations”). If Mr. McAden terminates the agreement upon a change in control of the Company, he will be entitled to receive the termination payment due above. In the event of a termination of the agreement by the Company for cause or if Mr. McAden resigns, Mr. McAden is entitled to receive any Accrued Obligations. In the event that Mr. McAden’s employment is terminated due to disability, he will be entitled to receive any Accrued Obligations plus a pro-rated bonus for the year of termination. If Mr. McAden’s employment is terminated due to his death, his estate will receive (i) any Accrued Obligations, (ii) a pro-rated bonus for the year of termination, and (iii) an additional payment equal to $2 million, less applicable taxes.

David J. Keller

Effective May 1, 2004, David J. Keller and the Company entered into an employment agreement pursuant to which Mr. Keller serves as our Senior Vice President, Chief Financial Officer and Treasurer. The agreement expires on April 30, 2007. The agreement provides that Mr. Keller will receive a base salary of $450,000, subject to increase, and he is targeted to earn an annual cash bonus of up to 100% of his base salary.

If Mr. Keller’s employment is terminated by the Company without cause, or by Mr. Keller for good reason (including a change of control of the Company), Mr. Keller will be entitled to receive (i) his base salary for the remainder of the agreement term, (ii) a pro-rated bonus for the year of termination, (iii) an additional amount equal to the aggregate bonus that would have been payable during the remainder of the agreement term (other than the year in which the termination occurs), based on the highest bonus paid to Mr. Keller during the prior three fiscal years, (iv) any Accrued Obligations, and (v) the fair market value of any benefits and other perquisites to be provided to Mr. Keller for the remainder of the agreement term. If Mr. Keller’s employment is terminated for cause, he is entitled to receive any Accrued Obligations. If Mr. Keller’s employment is terminated due to disability or death, Mr. Keller’s is entitled to receive any Accrued Obligations and a pro-rated bonus for the year of termination.

On March 31, 2006, the Company announced that Mr. Keller is resigning as Chief Financial Officer, effective May 31, 2006. The Company and Mr. Keller have entered into a one-year consulting agreement, effective June 1, 2006, pursuant to which Mr. Keller will continue to provide business and financial advisory services to the Company and will receive a monthly fee of $162,000. The consulting agreement contains customary non-disclosure and non-solicitation provisions.

John Kraynick

On January 13, 2006, the Company entered into a new employment agreement with John Kraynick pursuant to which he serves as Senior Vice-President of Land for the Company’s homebuilding operations. The agreement initially expires on December 31, 2008, but is subject to automatic one year renewals thereafter unless either party gives six month notice of its intent not to renew. Pursuant to the agreement, Mr. Kraynick is entitled to receive an initial annual base salary of $500,000, subject to adjustment in subsequent years based on Mr. Kraynick’s performance, Company operating results and industry practices, and is eligible to earn an annual performance-based bonus, calculated based on the Company’s net income and return on equity.

If Mr. Kraynick’s employment is terminated by the Company without cause or by Mr. Kraynick for good reason, Mr. Kraynick will be entitled to receive (i) his base salary for the greater of two full years or the remainder of the agreement term (as it may be extended from time to time), (ii) a bonus for the year of termination calculated in accordance with the terms of the employment agreement, (iii) an additional amount equal to the aggregate bonus that would have been payable for the greater of two full years or the remainder of the agreement term (other than the year in which the termination occurs), based on the average bonus paid to Mr. Kraynick during the prior three fiscal years, (iv) the value of any benefits and perquisites that would have been provided during the remainder of the agreement term, and (v) any Accrued Obligations. If Mr. Kraynick’s employment is terminated for cause or if Mr. Kraynick resigns, he is entitled to receive any Accrued Obligations. If Mr. Kraynick’s employment is terminated due to disability or death, he or his estate is entitled to receive any Accrued Obligations, plus a pro-rated bonus for the year of termination.

Harry Engelstein

Effective December 1, 2004, TOUSA Associates Services Company, on behalf of the Company, and Mr. Engelstein entered into an employment agreement pursuant to which he serves as Senior Executive Vice President of our homebuilding operations. The agreement expires on December 31, 2006. Pursuant to the agreement, Mr. Engelstein is entitled to receive a base salary of $500,000, subject to increase, and an annual bonus in an amount equal to $50,000 more than the next highest annual bonus paid to an Executive Vice President of the Company’s homebuilding operations. Mr. Engelstein is also entitled to participate in the Company’s Performance Unit Program.

If Mr. Engelstein’s employment is terminated by the Company without cause, or by Mr. Engelstein for good reason, Mr. Engelstein will be entitled to receive (i) his base salary for the greater of two full years or the remainder of the agreement term, (ii) his bonus for the year in which his employment terminates, (iii) a bonus, based on the average bonus paid to Mr. Engelstein in the prior three fiscal years, for the greater of two full years or the remainder of the agreement term (other than the year in which the termination occurs), (iv) any Accrued Obligations, and (v) the fair market value of any benefits and other perquisites to be provided to Mr. Engelstein for the remainder of the agreement term. If Mr. Engelstein’s employment is terminated for cause, he is entitled to receive any Accrued Obligations. If Mr. Engelstein’s employment is terminated due to disability or death, Mr. Engelstein or his estate is entitled to receive any Accrued Obligations and a pro-rated bonus for the year of termination.

Provisions in the Employment Agreements Generally

The employment agreements with Messrs. Mon, Keller and McAden also provide that if payments are deemed to constitute “excess parachute payments” and any of them become liable for any tax penalties imposed thereon, the Company will make a cash payment to them in an amount equal to the tax penalties. Each of the employment agreements described above also contains non-compete and non-disclosure provisions in the event of the respective officer’s termination of employment.

Equity Compensation Plan Information

The following table gives information about our common stock that may be issued upon the exercise of options, warrants, and rights under all existing equity compensation plans as of December 31, 2005.

Number of Securities
	Number of Securities		Remaining Available for
	to be Issued Upon	Weighted-Average	Future Issuance Under
	Exercise of	Exercise Price of	Equity Compensation Plans
	Outstanding Options,	Outstanding Options,	(Excluding Securities
Plan Category	Warrants and Rights	Warrants and Rights	Reflected in Column (a))
	(a)	(b)	(c)

Equity compensation plans approved by security holders	6,606,611	$11.06	719,061
Equity compensation plans not approved by security holders	—	—	—
Total	6,606,611	$11.06	719,061

COMMITTEE REPORT ON EXECUTIVE COMPENSATION

During the fiscal year ended December 31, 2005, our Human Resources, Compensation, and Benefits Committee was responsible for both the establishment and administration of the policies that govern annual compensation programs and for the compensation and bonus arrangements for the Chief Executive Officer and other top executive officers, the establishment of compensation for all other officers, and the administration of our long-term incentive program. Messrs. Poulos and Horner, and Ms. Parks comprised the Human Resources, Compensation, and Benefits Committee from April 2005 through December 2005, and Messrs. Hasler and Whitworth also served on the Human Resources, Compensation, and Benefits Committee from January 2005 through April 2005. Each of Messrs. Poulos, Horner, Hasler, and Whitworth and Ms. Parks is an independent director.

This report, regarding our compensation policies and the implementation of these policies during 2005, is furnished by the Human Resources, Compensation, and Benefits Committee.

Determination of Executive Officer Compensation

Our compensation policies are intended to:

•	reward executives for long-term strategic management that results in the enhancement of stockholder values;

•	support a performance oriented environment that rewards achievement of both our internal goals and enhanced Company performance as measured against performance levels of comparable companies in the industry; and

•	attract and retain executives whose abilities are critical to our long-term success and competitiveness.

Components of Executive Officer Compensation

For 2005, the executive compensation program consisted of four key components:

•	base salary;

•	incentive compensation (bonus);

•	outstanding stock option awards; and

•	performance unit awards.

Base salaries paid to Named Executive Officers were paid pursuant to existing employment agreements. Each Named Executive Officer’s base salary was determined by the individual officer’s level of responsibility and comparisons to similar positions within TOUSA as well as with other companies in the industry.

The Human Resources, Compensation, and Benefits Committee evaluated and approved bonuses with respect to 2005 performance for our senior officers. The bonus formulas contained in the employment agreements of the Company’s senior officers are designed to reward personal contribution and performance, measured by reference to performance measures tailored to the particular responsibilities of the specific senior officer, such as achievement of specified targets for return on equity, Company net income, regional/divisional profit goals, regional/divisional contribution targets, customer service rankings, and/or overall performance. In the budgeting process, a profit goal or regional contribution target is set for each division and region, and minimum threshold performance criteria for regional and divisional officers must be reached before any bonus awards will be granted. In addition, the individual performance of each senior officer and/or any extraordinary or unusual circumstances or events are taken into consideration in making bonus awards. As a result, the Human Resources, Compensation, and Benefits Committee has the discretion to and does, from time to time, grant discretionary bonuses in excess of the amounts resulting from the bonus formulas contained in the relevant employment agreements for the Company’s senior officers.

Determination of Chief Executive Officer Compensation

Antonio B. Mon

Mr. Mon’s base salary and annual bonus for 2005 have been determined pursuant to an employment agreement originally negotiated and executed in June of 2002 when our principal stockholder decided to merge the operations and businesses of Newmark Homes Corp. and Engle Holdings Corp. Based upon review of industry compensation standards at the time, we entered into an initial employment agreement with Mr. Mon which provided for a base salary, an annual bonus that was strictly tied to the performance of the Company, and various perquisites. At that time we determined, and still believe, that the best way to align the interests of our Chief Executive Officer with the long-term interests of our stockholders was to align his annual bonus with the Company’s results of operations, thereby providing meaningful downside risk and upside opportunity for variations in our financial performance. In addition to his base salary and annual bonus, the Human Resources, Compensation, and Benefits Committee determined that the compensation of our Chief Executive Officer should have an equity component to further align the Chief Executive Officer’s interests with those of our stockholders by providing a direct link between executive compensation and long-term performance of TOUSA. Stock options were granted to our Chief Executive Officer at various premiums to the fair market price at the time, and 889,161 of these options (as adjusted for subsequent stock splits) contained performance-based accelerated vesting criteria.

In recognition of Mr. Mon’s performance, and in the consideration of the best interests of the Company, in July 2003, the Human Resources, Compensation, and Benefits Committee approved an amendment to the original employment agreement with Mr. Mon to extend the term of such agreement for two years, to December 31, 2008. The employment agreement, as amended, did not modify Mr. Mon’s base salary or provide him with any other material benefit, other than to provide for the grant of additional equity compensation to be awarded to Mr. Mon during 2007 and 2008, the additional years of the employment term. In January 2006, Mr. Mon’s employment agreement was amended to replace this right to receive additional equity compensation in 2007 and 2008 with a current grant of options to purchase 1,323,940 shares of the Company’s common stock at an exercise price of $23.62 per share and an additional cash bonus for 2006 of approximately $8.7 million, as described in greater detail under “Employment Agreements” above.

In accordance with these policies and the terms of his Amended and Restated Employment Agreement, for fiscal 2005 Mr. Mon received aggregate compensation valued at $9,297,611, which included a base salary of $1,091,420, an aggregate bonus of $7,808,540, and other perquisites and compensation having an aggregate value of $350,081 as described in more detail under “Executive Compensation.”

Annual and Long-Term Incentive Plan

Stock Options and Restricted Stock

The Technical Olympic USA, Inc. Annual and Long-Term Incentive Plan (the “Plan”) provides that any employee, consultant, or director of the Company, its subsidiaries, its parent corporation, and affiliated entities is eligible to receive stock options, restricted stock, performance awards, phantom shares, bonus shares, or other stock-based awards, either separately or in combination. The number of shares of common stock with respect to which awards may be granted under the Plan is 7,500,000, subject to adjustment. If the stockholders approve the Plan, as amended and restated as of January 1, 2006 (the “Amended and Restated Plan”) described below under “Proposal 2 — Approval and Adoption of the Amended and Restated Annual and Long-Term Incentive Plan,” the number of shares of common stock with respect to which awards may be granted under the Amended and Restated Plan will be increased to 8,250,000. The Amended and Restated Plan is intended to promote the interests of the Company by encouraging employees, consultants, and directors of the Company, its parent corporation, its subsidiaries, and affiliated entities to acquire or increase their equity interest in the Company and to provide a means whereby they may develop a sense of ownership and personal involvement in the development and financial success of the Company, and to encourage them to remain with and devote their best efforts to the Company’s business, thereby advancing the interests of the Company and its stockholders. No options were awarded to any of the Named Executive Officers during 2005. As of December 31, 2005, 6,606,611 options were outstanding under the Plan, and 43,703 shares of Restricted Stock had been granted under the Plan.

Performance Unit Program (“PUP”)

During 2005, the Company implemented the PUP described in more detail above under “Executive Compensation — Performance Unit Program Awards.” The Named Executive Officers received the following grants of performance units, all with a vesting period of January 1, 2005 to December 31, 2007: Mr. Keller,

62,500 performance units; Mr. McAden, 43,750 performance units; Mr. Kraynick, 25,000 performance units; and Mr. Engelstein, 37,500 performance units.

Executive Savings Plan

Effective December 1, 2004, the Company implemented the Technical Olympic USA, Inc. Executive Savings Plan (the “Savings Plan”). The Savings Plan allows a select group of management or highly compensated employees of the Company or certain of the Company’s subsidiaries to elect to defer up to 90% of their salary and up to 100% of their bonus. The Company credits an amount equal to the compensation deferred by a participant to that participant’s deferral account under the Savings Plan. Each participant’s deferral account is credited with income, gains and losses based on the performance of investment funds selected by the participant from a list of funds designated by the Company. Participants are at all times 100% vested in the amounts that they choose to defer under the Savings Plan. The deferred compensation credited to a participant’s account is payable in cash, commencing upon a date specified in advance by the participant pursuant to the terms of the Savings Plan or, if earlier, the termination of the participant’s employment with the Company or its subsidiary, subject to certain provisions allowing accelerated distributions in the event of disability, certain “changes of control” of the Company and/or unforeseeable emergencies. The Company does not make any contributions under the Savings Plan and may terminate the Savings Plan and discontinue any further deferrals under the Savings Plan at any time. The obligation to make distributions from participant accounts under the Savings Plan is an unsecured, general obligation of the Company.

Compliance with Section 162(m)

Section 162(m) of the Internal Revenue Code generally disallows a tax deduction to public companies for annual compensation over $1.0 million paid to their Chief Executive Officer and certain other highly compensated executive officers. Generally, the Code excludes from the calculation of the $1.0 million cap compensation that is based on the attainment of pre-established, objective performance goals. Where practicable, it is the Human Resources, Compensation, and Benefits Committee’s policy to establish compensation practices that are both cost-efficient from a tax standpoint and effective as a compensation program. The Human Resources, Compensation, and Benefits Committee considers it important to be able to utilize the full range of incentive compensation tools, however, even though some compensation may not be fully deductible.

This report is furnished by the Human Resources, Compensation, and Benefits Committee of our Board of Directors.
Messrs. Poulos and Horner, and Ms. Parks
March 31, 2006

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Management Services Agreement

In June 2003, we entered into an Amended and Restated Management Services Agreement with TOI, our former parent company, and in connection with an October 2003 restructuring transaction, TOI assigned its obligations and rights under the Amended and Restated Management Services Agreement to TOSI, a Delaware corporation wholly-owned by TOSA. Under the Amended and Restated Management Services Agreement, TOSI provided consultation with and assistance to our Board of Directors and management in connection with issues involving our business, as well as other services requested from time to time by our Board of Directors. In consideration for providing such services, the agreement requires us to pay TOSI an annual management fee of $500,000 and, to the extent our net income for any fiscal year meets established targets, additional annual incentive fees, which may not exceed $3.0 million. Pursuant to the agreement, we have agreed to indemnify TOSI for any liability incurred by it as a result of the performance of its duties other than any liability resulting from TOSI’s gross negligence or willful misconduct. We may terminate the agreement upon six months’ prior written notice. For the year ended December 31, 2005, we have made payments of $3.5 million to TOSI under this agreement. The agreement expires on December 31, 2007.

Purchasing Agreements

In order to consolidate the purchasing function, we and our subsidiary TOUSA Homes, Inc. entered into non-exclusive purchasing agreements with TOSA in November 2000. Under the purchasing agreements, TOSA would purchase certain materials and supplies necessary for operations on our respective behalves and provide them to us at cost. No additional fees or other consideration are paid to TOSA. These agreements may be terminated upon 60 days’ prior notice. TOSA purchased an aggregate of $347.1 million of materials and supplies on our behalf for the year ended December 31, 2005.

Certain Land Bank Transactions

We have sold certain undeveloped real estate parcels to, and entered into a number of agreements (including option contracts and construction contracts) with, Equity Group, a limited liability company controlled by Alec Engelstein, Harry Engelstein’s brother. We made payments of $11.8 million to Equity Group pursuant to these agreements during the year ended December 31, 2005, and, as of December 31, 2005, had options to purchase from Equity Group additional lots for a total aggregate sum of approximately $17.5 million. We believe that the terms of these various agreements approximate those that we would have received in transactions with unrelated third parties.

PERFORMANCE GRAPH

The graph below compares the cumulative total return on our common stock with the cumulative total return of the Standard and Poor’s 500 Index and the Standard and Poor’s 600 Homebuilding Index for the last five fiscal years (assuming the investment of $100 in each vehicle and the reinvestment of all dividends).

	Dec. 31, 2000	Dec. 31, 2001	Dec. 31, 2002	Dec. 31, 2003	Dec. 31, 2004	Dec. 31, 2005

Technical Olympic USA, Inc.	$100	$147.09	$150.86	$279.10	$388.49	$404.50
S&P 500 Index	$100	$88.11	$68.64	$88.33	$97.94	$102.75
S&P 600 Homebuilding	$100	$143.72	$149.80	$266.93	$397.93	$397.26

PROPOSAL 2

APPROVAL AND ADOPTION OF THE AMENDED AND RESTATED
ANNUAL AND LONG-TERM INCENTIVE PLAN

Background And Purpose

On November 8, 2001, our Board of Directors adopted the Newmark Homes Corp. Annual and Long-Term Incentive Plan (the “Plan”). The Plan was approved by our stockholders by written consent on or prior to December 21, 2001. The Board of Directors amended and restated the Plan effective as of October 5, 2004. Pursuant to that amendment and restatement, the name of the Plan was changed to the Technical Olympic USA, Inc. Annual and Long-Term Incentive Plan, and certain other administrative revisions were made to the Plan. As of April 10, 2006, there were outstanding under the Plan (i) 6,594,879 options to purchase shares of our common stock, par value $.01 per share (“Shares”), and (ii) 47,220 Shares of restricted stock, and there were 695,251 Shares remaining available under the Plan for additional awards.

The Plan was again amended and restated by the Board of Directors, effective as of January 1, 2006 (the “Amended and Restated Plan”), subject to stockholder approval, to (i) increase to 8,250,000 (from 7,500,000) the number of Shares with respect to which awards under the Amended and Restated Plan may be made, (ii) permit non-qualified stock options awarded under the Amended and Restated Plan to have terms of up to 12 years, (iii) amend the definition of “Excess Dividend” to make it consistent with the dividend limits allowed under our revolving credit facility and note indentures in place from time to time, and (iv) provide that the agreements with respect to awards under the Amended and Restated Plan that may be treated as non-qualified deferred compensation subject to Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) be drafted in a manner that is intended to comply with those requirements, and that the provisions of the Amended and Restated Plan and those awards agreements are to be interpreted in a manner that is consistent with those requirements.

The Board of Directors is submitting the Amended and Restated Plan for approval by our stockholders. Stockholder approval of the Amended and Restated Plan is required to comply with (i) the incentive stock option rules under Section 422 of the Code, and (ii) the stockholder approval requirements for companies listed on the New York Stock Exchange. In addition, in order for performance-based compensation payable under the Amended and Restated Plan to certain of our executives to continue to qualify for exemption from the deduction limitations imposed by Section 162(m) of the Code, the business criteria used to determine such performance-based compensation, and the maximum amount of performance-based compensation that may be paid pursuant to the Amended and Restated Plan to certain of our executives in any year, must be approved by stockholders every five years. Since the Amended and Restated Plan was last approved by stockholders in 2001, the Amended and Restated Plan is being resubmitted to stockholders at the 2006 Annual Meeting in order to satisfy this reapproval requirement under Section 162(m) of the Code.

Recommendation of our Board of Directors

We recommend that you vote your shares for the approval and adoption of the Amended and Restated Plan. If you complete, sign, date, and return the enclosed proxy, your shares will be voted for approval and adoption of the Amended and Restated Plan as recommended by our Board of Directors. Please see the Voting Instructions on page 1 of this proxy statement for instructions on how to cast your vote.

Summary of Amended and Restated Plan

The following is a summary of certain principal features of the Amended and Restated Plan. This summary is qualified in its entirety by reference to the complete text of the Amended and Restated Plan. Stockholders are urged to read the actual text of the Amended and Restated Plan in its entirety, which is set forth as Exhibit A to this Proxy Statement.

The Amended and Restated Plan is intended to promote the interests of the Company by encouraging employees, consultants and directors of the Company, its subsidiaries and affiliated entities to acquire or increase their equity interest in the Company and to provide a means whereby they may develop a sense of proprietorship and personal involvement in our development and financial success through cash and stock awards, and to encourage them to remain with and devote their best efforts to our business, thereby advancing our interests and those of our stockholders. The Amended and Restated Plan also is intended to enhance the ability of the Company, its subsidiaries and affiliated entities to attract and retain the services of individuals who are essential to our growth and profitability.

Subject to certain limitations described in the Amended and Restated Plan and summarized below, any employee, consultant or director of the Company and its subsidiaries and affiliated entities (each a “Participant”), is eligible to receive awards under the Amended and Restated Plan. As of March 31, 2006, approximately 3,030 employees, nine non-employee directors, and three consultants were eligible to participate in the Amended and Restated Plan. As of March 31, 2006, the closing price per share of our common stock on the New York Stock Exchange was $20.35.

No employee may receive awards denominated in Shares during the term of the Amended and Restated Plan that, in the aggregate, are with respect to more than 90% of all Shares that may be made subject to awards under the Amended and Restated Plan. The maximum amount of performance-based awards (other than formula grant awards based on our return on equity and/or net income), intended to qualify as performance-based compensation under the Code, that may be granted or paid to any single participant in any calendar year is limited to $10 million. Formula grant awards based on our return on equity and/or net income that are intended to qualify as performance-based compensation under the Code are not subject to the foregoing $10 million limit, but instead are limited to a maximum annual amount of 20% of our net income for the applicable year. These limitations will be applied to permit, when intended, compensation generated under the Amended and Restated Plan to constitute performance-based compensation for purposes of Section 162(m) of the Code.

The Amended and Restated Plan is administered by a committee of the Board of Directors or, if no committee is established, then the Board of Directors itself will administer the Amended and Restated Plan. The Board of Directors has delegated the authority to administer the Amended and Restated Plan to the Human Resources, Compensation, and Benefits Committee (the “Committee”).

Subject to adjustment as described below, the number of Shares reserved and available for distribution in connection with awards under the Amended and Restated Plan will be 8,250,000. If and to the extent that any awards under the Amended and Restated Plan that may be settled by the delivery of Shares are forfeited, or otherwise terminate or are cancelled without the delivery of Shares, then the Shares covered by the award will again be available for distribution in connection with future awards. Awards that are not settled by the delivery of Shares do not count against the number of Shares available for distribution in connection with awards. In the event that the outstanding Shares are subdivided or combined, we pay a dividend or make another distribution in Shares, or we reclassify any Shares (including any reclassification upon a consolidation or merger in which we are the continuing corporation), then the Amended and Restated Plan requires, or requires that the Committee make, adjustments to (i) the number and type (and class, if applicable) of Shares (or other securities or property) with respect to which awards may be granted, (ii) the number and type of Shares (or other securities or property) subject to outstanding awards, and (iii) the grant or exercise price with respect to any award. In addition, if any other dividend or other distribution of securities or property other than cash, or any other recapitalization, reclassification, reorganization, merger, consolidation, split-up, spin-off, combination, repurchase or exchange of Shares or other securities of the Company, or in the event of the issuance of warrants or other rights to purchase Shares or any event that affects the Shares, or if any other corporate transaction that affects the Shares, or any other change in the corporate structure of the Company affecting the Shares, occurs, then the Committee is required to make appropriate adjustments to prevent dilution or enlargement of the benefits or potential benefits under the Amended and Restated Plan (or, if appropriate, make a cash payment to the holder of the award). The Amended and Restated Plan also provides that if we declare cash dividends that exceed the amounts permitted by our revolving credit facility and/or note indentures in place from time to time (such amount being referred to in the Amended and Restated Plan as the “Excess Dividend”), then the Committee may, in its discretion, reduce the exercise price of any outstanding option by the amount of the Excess Dividend per Share (or make appropriate adjustments to other awards), or if appropriate, make provision for a cash payment to the holder of the outstanding award, but only to the extent permissible under Section 409A of the Code.

As described in the Amended and Restated Plan, eligible persons may receive any of the following awards, either separately or in combination:

Options.  Under the Amended and Restated Plan, options consist of (i) incentive stock options, which are statutory stock options, the tax consequences of which are governed by Section 422 of the Code; and (ii) nonqualified stock options, the tax consequences of which are governed by the provisions of Section 83 of the Code. An eligible participant granted an option under the Amended and Restated Plan will have the right to purchase Shares. The purchase price of an underlying Share purchasable pursuant to an option will be determined at the time the award is granted, but may not be less than the fair market value of such underlying Share on the grant date, unless the option is a substitute for a previously granted award. The time and method of exercising an option will also be determined at the time the award is granted. Each option will expire 10 years from the date of grant thereof, except that non-qualified stock options may expire up to 12 years from the date of grant to the extent so provided in the option’s award agreement, and will be subject to earlier termination as provided in the option’s award agreement.

Incentive stock options may be granted only to employees of the Company, its subsidiaries and the Company’s parent corporation within the meaning of Section 424 of the Code. To the extent that the aggregate fair market value (determined at the time the incentive stock option is granted) of the underlying Shares with respect to which incentive stock options are exercisable for the first time by an individual during any calendar year under all incentive stock option plans of the Company and its parent and subsidiary corporations exceeds $100,000, such incentive stock options will be treated as options that are not incentive stock options. The Committee will determine, in accordance with the applicable tax laws, which incentive stock options granted to an individual will not constitute incentive stock options because of such limitation and will notify the individual of such determination as soon as practicable after such determination. No incentive stock option will be granted to an individual if, at the time the option is granted, such individual owns stock possessing more than 10% of the total combined voting power of all classes of stock of the Company or of its parent or subsidiary corporation, within the meaning of Section 422(b)(6) of the Code, unless (1) at the time such option is granted the option price is at least 110% of the fair market value of the Shares subject to the option and (2) such option by its terms is not exercisable after the expiration of five years from the date of grant.

Restricted Stock.  Under the Amended and Restated Plan, restricted stock refers to Shares that are subject to certain transfer limitations. The Committee will have the authority to determine the employees, directors and consultants to whom restricted stock will be granted, the number of Shares of restricted stock to be granted to each such person, the duration of the restricted period during which, and the conditions, including performance goals, if any, under which, the restricted stock may be forfeited, and the other terms and conditions of such awards.

Performance Awards.  The Committee may grant performance awards, which confer a right to receive a payment, in whole or in part, upon the achievement of a specified performance goal. The Committee will have the authority to determine the employees, directors and consultants who will receive a performance award, which will confer on the recipient the right to receive payment of such award, in whole or in part, upon the achievement of such performance goals during such performance periods as the Committee will establish at the time of grant with respect to the award.

Phantom Shares.  The Committee will have the authority to grant awards of phantom Shares, which refers to the right to receive Shares or cash equal to the fair market value of those Shares, or a combination of Shares and cash, at the end of specified time period, to employees, directors and consultants, upon such terms and conditions as the Committee may determine.

Bonus Shares.  The Committee will have the authority to grant awards of Bonus Shares, which constitute a transfer of unrestricted Shares, as a form of additional compensation.

Other Stock-Based Award.  The Committee may also grant to participants other stock-based awards, which consist of rights denominated or payable in, valued in whole or in part by reference to, or otherwise based on or related to, Shares as is deemed by the Committee to be consistent with the purposes of the Amended and Restated Plan. Subject to the terms of the Amended and Restated Plan, the Committee will determine the terms and conditions of any such other stock-based award.

Performance Criteria.  The Committee will establish performance goals applicable to those awards intended to qualify as performance-based compensation. The performance goals will be based upon the attainment of such target levels of share price, net income, cash flows, total capitalization, total or comparative shareholder return, assets, return on equity, sales, economic profit, return on assets, results of operations (gross revenue less cost of sales, plus earnings generated from the mortgage and title businesses, but excluding results of any restructuring or unusual or extraordinary items as determined by a majority of the independent members of the Board of Directors), budget and/or earnings per share as may be specified by the Committee. The performance goals may be made subject to adjustment for specified unusual and nonrecurring events and may be absolute, relative to one or more other companies, or relative to one or more indices and may be with respect to us and/or one or more of our affiliates. Which factor or factors to be used with respect to any grant, and the weight to be accorded thereto if more than one factor is used, is to be determined by the Committee at the time of grant.

Under the Amended and Restated Plan, “fair market value” means, with respect to Shares, the closing price of such Shares quoted on the New York Stock Exchange Composite Tape, or if the Shares are not listed on the New York Stock Exchange, on the principal United States securities exchange registered under the Exchange Act of 1934, as amended, on which the Shares are listed, or if the Shares are not listed on any such stock exchange, the last sale price, or if none is reported, the highest closing bid quotation on the National Association of Securities Dealers, Inc., Automated Quotations System or any successor system then in use on the date of the grant, or if none are available on such day, on the next preceding day on which the Shares were publicly traded. If the Shares are not publicly traded at the time a determination of its fair market value is required to be made under the Amended and Restated Plan, the determination of fair market value will be made in good faith by the Committee.

The Board of Directors may amend, alter, suspend, discontinue, or terminate the Amended and Restated Plan without the consent of any stockholder, except to the extent that such approval is appropriate or required by applicable stock exchange rules or applicable law, as determined by the Board of Directors or would adversely affect the rights of any Participant with respect to then outstanding awards.

The Committee may waive any conditions or rights under, amend any terms of, or alter any award theretofore granted; provided, however, that no change in any award will adversely affect the rights of the recipient of the award without the consent of such recipient. Notwithstanding the foregoing, with respect to any award intended to qualify as performance-based compensation under Section 162(m) of the Code, no amendment will be authorized to the extent such amendment would cause the award to fail to so qualify.

Federal Income Tax Consequences of Awards

The Amended and Restated Plan is not qualified under the provisions of Section 401(a) of the Code and is not subject to any of the provisions of the Employee Retirement Income Security Act of 1974.

Nonqualified Stock Options

Upon exercise of a nonqualified stock option granted under the Amended and Restated Plan an optionee will recognize ordinary income equal to the excess, if any, of the fair market value on the date of exercise of the Shares of stock acquired on exercise of the option over the exercise price. If the optionee is an employee of the Company or a subsidiary or affiliate of the Company, that income will be subject to the withholding of federal income tax. The optionee’s tax basis in those Shares will be equal to their fair market value on the date of exercise of the option, and his holding period for those Shares will begin on that date.

If an optionee pays for Shares of stock on exercise of an option by delivering Shares of our stock, the optionee will not recognize gain or loss on the Shares delivered, even if their fair market value at the time of exercise differs from the optionee’s tax basis in them. The optionee, however, otherwise will be taxed on the exercise of the option in the manner described above as if he had paid the exercise price in cash. If a separate identifiable stock certificate is issued for that number of Shares equal to the number of Shares delivered on exercise of the option, the optionee’s tax basis in the Shares represented by that certificate will be equal to his tax basis in the Shares delivered, and his holding period for those Shares will include his holding period for the Shares delivered. The optionee’s tax basis and holding period for the additional Shares received on exercise of the option will be the same as if the optionee had exercised the option solely in exchange for cash.

We will be entitled to a deduction for federal income tax purposes equal to the amount of ordinary income taxable to the optionee, provided that amount constitutes an ordinary and necessary business expense for us and is reasonable in amount, and either the employee includes that amount in income or we timely satisfy our reporting requirements with respect to that amount.

Incentive Stock Options

The Amended and Restated Plan provides for the grant of stock options that qualify as “incentive stock options” as defined in section 422 of the Code, which we refer to as ISOs. Under the Code, an optionee generally is not subject to tax upon the grant or exercise of an ISO. In addition, if the optionee holds a share received on exercise of an ISO for at least two years from the date the option was granted and at least one year from the date the option was exercised, which we refer to as the Required Holding Period, the difference, if any, between the amount realized on a sale or other taxable disposition of that share and the holder’s tax basis in that share will be long-term capital gain or loss.

If, however, an optionee disposes of a share acquired on exercise of an ISO before the end of the Required Holding Period, which we refer to as a Disqualifying Disposition, the optionee generally will recognize ordinary income in the year of the Disqualifying Disposition equal to the excess, if any, of the fair market value of the share on the date the ISO was exercised over the exercise price. If, however, the Disqualifying Disposition is a sale or exchange on which a loss, if realized, would be recognized for federal income tax purposes, and if the sales proceeds are less than the fair market value of the share on the date of exercise of the option, the amount of ordinary income recognized by the optionee will not exceed the gain, if any, realized on the sale. If the amount realized on a Disqualifying Disposition exceeds the fair market value of the share on the date of exercise of the option, that excess will be short-term or long-term capital gain, depending on whether the holding period for the share exceeds one year.

An optionee who exercises an ISO by delivering Shares of stock acquired previously pursuant to the exercise of an ISO before the expiration of the Required Holding Period for those Shares is treated as making a Disqualifying Disposition of those Shares. This rule prevents “pyramiding” of the exercise of an ISO (that is, exercising an ISO for one share and using that share, and others so acquired, to exercise successive ISOs) without the imposition of current income tax.

For purposes of the alternative minimum tax, the amount by which the fair market value of a share of stock acquired on exercise of an ISO exceeds the exercise price of that option generally will be an adjustment included in the optionee’s alternative minimum taxable income for the year in which the option is exercised. If, however, there is a Disqualifying Disposition of the share in the year in which the option is exercised, there will be no adjustment with respect to that share. If there is a Disqualifying Disposition in a later year, no income with respect to the Disqualifying Disposition is included in the optionee’s alternative minimum taxable income for that year. In computing alternative minimum taxable income, the tax basis of a share acquired on exercise of an ISO is increased by the amount of the adjustment taken into account with respect to that share for alternative minimum tax purposes in the year the option is exercised.

We are not allowed an income tax deduction with respect to the grant or exercise of an incentive stock option or the disposition of a share acquired on exercise of an incentive stock option after the Required Holding Period. However, if there is a Disqualifying Disposition of a share, we are allowed a deduction in an amount equal to the ordinary income includible in income by the optionee, provided that amount constitutes an ordinary and necessary business expense for us and is reasonable in amount, and either the employee includes that amount in income or we timely satisfy our reporting requirements with respect to that amount.

Stock Awards

Generally, the recipient of a stock award will recognize ordinary compensation income at the time the stock is received equal to the excess, if any, of the fair market value of the stock received over any amount paid by the recipient in exchange for the stock. If, however, the stock is non-vested when it is received under the Amended and Restated Plan (for example, if the employee is required to work for a period of time in order to have the right to sell the stock), the recipient generally will not recognize income until the stock becomes vested, at which time the recipient will recognize ordinary compensation income equal to the excess, if any, of the fair market value of the stock on the date it becomes vested over any amount paid by the recipient in exchange for the stock. A recipient may, however, file an election with the Internal Revenue Service, within 30 days of his or her receipt of the stock award, to recognize ordinary compensation income, as of the date the recipient receives the award, equal to the excess, if any, of the fair market value of the stock on the date the award is granted over any amount paid by the recipient in exchange for the stock.

The recipient’s basis for the determination of gain or loss upon the subsequent disposition of Shares acquired as stock awards will be the amount paid for such Shares plus any ordinary income recognized either when the stock is received or when the stock becomes vested. Upon the disposition of any stock received as a stock award under the Amended and Restated Plan the difference between the sale price and the recipient’s basis in the Shares will be treated as a capital gain or loss and generally will be characterized as long-term capital gain or loss if the Shares have been held for more the one year from the date as of which he or she would be required to recognize any compensation income.

Section 162 Limitations

Section 162(m) to the Code, generally disallows a public company’s tax deduction for compensation to covered employees in excess of $1 million in any tax year beginning on or after January 1, 1994. Compensation that qualifies as “performance-based compensation” is excluded from the $1 million deductibility cap, and therefore remains fully deductible by the company that pays it. We intend that awards granted to employees under the Amended and Restated Plan whom the Committee expects to be covered employees at the time a deduction arises in connection with such options, may, if and to the extent that the Committee determines to do so, be granted in a manner that will qualify as such “performance-based compensation,” so that such awards would not be subject to the Section 162(m) deductibility cap of $1 million. Future changes in Section 162(m) or the regulations thereunder may adversely affect our ability to ensure that options under the Plan will qualify as “performance-based compensation” that are fully deductible by us under Section 162(m).

Awards under the Amended and Restated Plan

On January 13, 2006, the Board of Directors granted the following options to purchase Shares, subject to stockholder approval and adoption of the Amended and Restated Plan:

Name	Stock Options

Antonio B. Mon(1)	1,323,940

(1)	As a result of various gifts and transfers for estate planning purposes, Mr. Mon has transferred all stock options granted to him by the Company to various family-controlled entities. The stock options set forth in the above table were transferred as a result of a pre-existing assignment by Mr. Mon to a trust for the benefit of Mr. Mon’s adult children (the “Trust”). Mr. Mon disclaims beneficial ownership of the stock options held by the Trust.

Because the Committee has the authority to grant awards under the Amended and Restated Plan in its discretion, we cannot currently determine the benefits or amounts that may be received under the Amended and Restated Plan by our Named Executive Officers other than Mr. Mon, current executive officers as a group, current non-executive directors as a group, or all employees who are not executive officers as a group.

Vote Required

The affirmative vote of the holders of not less than a majority of the shares of common stock present at the Annual Meeting (whether in person or by proxy) and entitled to vote on the proposal is required for approval and adoption of the Amended and Restated Plan. You may vote in favor or against the proposal or you may abstain. Brokers that do not receive instructions are not entitled to vote those shares with respect to this proposal. Broker non-votes and abstentions will have the same effect as negative votes.

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Relationship with Independent Registered Public Accounting Firm

The Audit Committee has selected Ernst & Young LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2006. Ernst & Young LLP has served as our independent registered public accounting firm since October 1, 2001. A representative of Ernst & Young LLP will be present at the Annual Meeting, will have the opportunity to make a statement, and will be available to respond to appropriate questions you may ask.

Independent Registered Public Accounting Firm Fees

The aggregate fees billed to TOUSA for the years ended December 31, 2004 and 2005, by our independent registered public accounting firm, Ernst & Young LLP, are as follows:

Audit Fees:  The aggregate fees for professional services rendered by Ernst & Young LLP in connection with (i) the audit of our annual consolidated financial statements (Form 10-K), (ii) the audit of the Company’s internal controls over financial reporting in compliance with Section 404 of the Sarbanes-Oxley Act of 2002 (“Section 404”), (iii) reviews of our quarterly financial statements (Forms 10-Q), (iv) assisting us with the preparation and review of our various documents relating to securities offerings, including the preparation of comfort letters, (v) evaluating the effects of various accounting issues and changes in professional standards, and (vi) statutory audits of certain of our subsidiaries for the years ended December 31, 2004 and 2005, were approximately $1.8 and $1.3 million, respectively.

Audit Related Fees:  The aggregate fees for professional services rendered by Ernst & Young LLP for services reasonably related to the performance of the audit and review of our financial statements, including (i) providing us accounting consultations and (ii) assisting us in documenting internal control policies with respect to information systems and other business processes during the years ended December 31, 2004 and 2005, were approximately $124,000 and $85,000, respectively.

Tax Fees:  The aggregate fees for professional services rendered by Ernst & Young LLP for tax compliance, tax advice, and tax planning during the years ended December 31, 2004 and 2005 were approximately $1.4 million and $595,000, respectively.

All Other Fees:  The aggregate fees for professional services, not included in audit fees, audit related fees and tax fees above, rendered by Ernst & Young LLP primarily relating to real estate advisory and due diligence services during the fiscal year ended December 31, 2004 was approximately $231,000. No such other fees for professional services were paid to Ernst & Young LLP for the fiscal year ended December 31, 2005.

Ernst & Young LLP advised the Audit Committee that it did not believe its audit was impaired by providing such services. As a result, Ernst & Young LLP confirmed that, as of December 31, 2005, it was independent with respect to the Company within the meaning of the Securities Act of 1933 and the requirements of the Independence Standards Board.

Pre-Approval Policies and Procedures for Audit and Permitted Non-Audit Services

The Audit Committee has developed policies and procedures requiring the Audit Committee’s pre-approval of all audit and permitted non-audit services to be rendered by Ernst & Young LLP. These policies and procedures are intended to ensure that the provision of such services does not impair Ernst & Young’s independence. These services may include audit services, audit-related services, tax services, and other services. Pre-approval is generally provided for a period of a fiscal year and any pre-approval is detailed as to the particular service or category of service approved and is generally subject to a specific cap on professional fees for such services.

The Audit Committee has delegated to the Chairman of the Audit Committee the authority to pre-approve services to be rendered by Ernst & Young LLP and requires that the Chairman report to the Audit Committee any pre-approval decisions made by him at the next scheduled meeting of the Audit Committee. In connection with making any pre-approval decision, the Audit Committee and the Chairman must consider whether the provision of such permitted non-audit services by Ernst & Young LLP is consistent with maintaining Ernst & Young’s status as our independent registered public accounting firm.

Consistent with these policies and procedures, the Audit Committee approved all of the services rendered by Ernst & Young LLP during fiscal year 2005, as described above.

GENERAL INFORMATION

Other Matters.  Our Board of Directors does not intend to present any matter for action at this meeting other than the matters described in this proxy statement. If any other matters properly come before the Annual Meeting, it is intended that the holders of the proxies hereby solicited will act in respect to such matters in accordance with their best judgment.

Contacting our Board of Directors.  The Company maintains contact information (address and an e-mail link), on its website at www.tousa.com under the heading “Investor Information — Investor Contacts.” Communications for our senior outside director, or our independent directors as a group, should be sent to Investor Relations in writing (by mail or e-mail) and should be specifically marked as a communication for the senior outside director or the independent directors as a group. All communications directed to the senior outside director and/or the independent directors as a group will be reviewed by the Secretary of the Company, who has been directed by the Independent Director Committee to remove communications relating to: (i) spam, if via e-mail; (ii) solicitations for products or services; or (iii) warranty claims or other correspondence relating to customer service issues. All other communications shall be forwarded to the intended recipient(s), as appropriate or as requested in the stockholder communication.

Multiple Stockholders Sharing the Same Address.  Regulations regarding the delivery of copies of proxy materials and annual reports to stockholders permit us, banks, brokerage firms, and other nominees to send one annual report and proxy statement to multiple stockholders who share the same address under certain circumstances. This practice is known as “householding.” Stockholders who hold their shares through a bank, broker, or other nominee may have consented to reducing the number of copies of materials delivered to their address. In the event that a stockholder wishes to revoke a “householding” consent previously provided to a bank, broker, or other nominee, the stockholder must contact the bank, broker, or other nominee, as applicable, to revoke such consent. In the event that a stockholder wishes to receive a separate proxy statement for the 2006 Annual Meeting or a 2005 Annual Report, the stockholder may receive printed copies by contacting Technical Olympic USA, Inc., Attention: Secretary, at 4000 Hollywood Boulevard, Suite 500 N, Hollywood, Florida 33021 or by calling (954) 364-4000.

Any stockholders of record sharing an address who now receive multiple copies of our annual reports and proxy statements and who wish to receive only one copy of these materials per household in the future should also contact us by mail or telephone as instructed above. Any stockholders sharing an address whose shares of common stock are held by a bank, broker, or other nominee who now receive multiple copies of our annual reports and proxy statements, and who wish to receive only one copy of these materials per household, should contact the bank, broker, or other nominee to request that only one set of these materials be delivered in the future.

Stockholder Proposals for 2007 Annual Meeting.  Stockholder proposals for inclusion in the proxy materials related to the 2007 Annual Meeting of Stockholders must be received by TOUSA at its principal executive offices, 4000 Hollywood Boulevard, Suite 500 N, Hollywood, Florida 33021 by December 20, 2006. Such proposals should be sent by certified mail, return receipt requested.

TOUSA must receive notice of any stockholder proposal to be submitted at the 2007 Annual Meeting of Stockholders (but not required to be included in our proxy statement) by March 5, 2007, or such proposal will be considered untimely pursuant to Rule 14a-4 and 14a-5(e) under the Exchange Act and the persons named in the proxies solicited by management may exercise discretionary voting authority with respect to such proposal.

Expenses of Solicitation.  Proxies will be solicited by mail, telephone, or other means of communication. Solicitation also may be made by our directors, officers, and regular employees. The entire cost of solicitation will be borne by the Company.

Additional Information.  We have adopted a Code of Business Conduct and Ethics that applies to our Chief Executive Officer, Chief Financial Officer, Chief Accounting Officer and Controller, as well as our directors, officers, associates, agents and representatives, including consultants. We have also adopted Corporate Governance Guidelines. The Code of Business Conduct and Ethics and our Corporate Governance Guidelines are each located on our internet web site at www.tousa.com under “Investor Information — Corporate Governance.”

The Audit Committee, the Independent Directors Committee, and the Human Resources, Compensation, and Benefits Committee all operate under written charters that are available on our internet web site at www.tousa.com under “Investor Information — Corporate Governance.”

Our Code of Business Conduct and Ethics, our Corporate Governance Guidelines, and the Audit Committee, Independent Directors Committee and Human Resources, Compensation, and Benefits Committee charters are each available in print free of charge to any stockholder who submits a written request for any of these documents to Technical Olympic USA, Inc., Attn: Investor Relations, 4000 Hollywood Blvd., Suite 500 N, Hollywood, Florida 33021.

Form 10-K

Stockholders entitled to vote at the meeting may obtain a copy of our Annual Report on Form 10-K for the fiscal year ended December 31, 2005, including the financial statements required to be filed with the Commission, without charge, upon written or oral request to Technical Olympic USA, Inc., Attention: Secretary, 4000 Hollywood Blvd., Suite 500 N, Hollywood, Florida 33021 or (954) 364-4000.

By Order of the Board of Directors,

Konstantinos Stengos
Chairman

Hollywood, Florida
April 19, 2006

Exhibit A

TECHNICAL OLYMPIC USA, INC.
ANNUAL AND LONG-TERM INCENTIVE PLAN
(As Amended and Restated
Effective as of January 1, 2006)

Section 1.  Purpose of the Plan.

The Technical Olympic USA, Inc. Annual and Long-Term Incentive Plan, as amended and restated effective as of January 1, 2006 (the “Plan”) is intended to promote the interests of Technical Olympic USA, Inc., a Delaware corporation (the “Company”), by encouraging employees, consultants and directors of the Company, its subsidiaries and affiliated entities to acquire or increase their equity interest in the Company and to provide a means whereby they may develop a sense of proprietorship and personal involvement in the development and financial success of the Company through cash and stock awards, and to encourage them to remain with and devote their best efforts to the business of the Company thereby advancing the interests of the Company and its shareholders. The Plan is also contemplated to enhance the ability of the Company, its subsidiaries and affiliated entities to attract and retain the services of individuals who are essential for the growth and profitability of the Company.

Section 2.  Definitions.

As used in the Plan, the following terms shall have the meanings set forth below:

“Affiliate” shall mean any entity that, directly or indirectly through one or more intermediaries, controls, is controlled by or is under common control with the Company.

“Award” shall mean any Option, Restricted Stock, Performance Award, Phantom Shares, Bonus Shares or Other Stock-Based Award granted under the Plan.

“Award Agreement” shall mean any written agreement, contract, or other instrument or document evidencing any Award, which may, but need not, be executed or acknowledged by a Participant.

“Board” shall mean the Board of Directors of the Company.

“Bonus Shares” shall mean an award of Shares granted pursuant to Section 6(d) of the Plan.

“Code” shall mean the Internal Revenue Code of 1986, as amended from time to time, and the rules and regulations thereunder.

“Committee” shall mean the committee of the Board appointed to administer the Plan or, if none, the Board.

“Consultant” shall mean any independent contractor who performs services for the Company or an Affiliate other than as a Director.

“Director” shall mean a member of the Board who is not also an Employee.

“Employee” shall mean any common-law employee of the Company or an Affiliate.

“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.

“Fair Market Value” shall mean, with respect to Shares, the closing price of a Share quoted on the New York Stock Exchange Composite Tape, or if the Shares are not listed on the New York Stock Exchange, on the principal United States securities exchange registered under the Exchange Act on which such stock is listed, or if the Shares are not listed on any such stock exchange, the last sale price, or if none is reported, the highest closing bid quotation on the National Association of Securities Dealers, Inc., Automated Quotations System or any successor system then in use on the Date of Grant, or if none are available on such day, on the next preceding day on which the Shares were publicly traded. In the event the Shares are not publicly traded at the time a determination of its fair market value is required to be made hereunder, the determination of fair market value shall be made in good faith by the Committee.

“Incentive Stock Option” or “ISO” shall mean an option granted under Section 6(a) of the Plan that is intended to qualify as an “incentive stock option” under Section 422 of the Code or any successor provision thereto.

“Non-Qualified Stock Option” or “NQO” shall mean an option granted under Section 6(a) of the Plan that is not intended to be an Incentive Stock Option.

“Option” shall mean an Incentive Stock Option or a Non-Qualified Stock Option.

“Other Stock-Based Award” shall mean an award granted under Section 6(f) of the Plan.

“Participant” shall mean any individual granted an Award under the Plan.

“Performance Award” shall mean any right granted under Section 6(c) of the Plan.

“Person” shall mean any individual, corporation, partnership, association, joint-stock company, trust, unincorporated organization, government or political subdivision thereof or other entity.

“Phantom Shares” shall mean an Award of the right to receive Shares issued at the end of a Restricted Period which is granted pursuant to Section 6(e) of the Plan.

“Restricted Period” shall mean the period established by the Committee with respect to an Award during which the Award either remains subject to forfeiture or is not exercisable by the Participant.

“Restricted Stock” shall mean any Share, prior to the lapse of restrictions thereon, granted under Section 6(b) of the Plan.

“Rule 16b-3” shall mean Rule 16b-3 promulgated by the SEC under the Exchange Act, or any successor rule or regulation thereto as in effect from time to time.

“SEC” shall mean the Securities and Exchange Commission, or any successor thereto.

“Shares” or “Common Shares” or “Common Stock” shall mean the common stock of the Company, $0.01 par value, and such other securities or property as may become the subject of Awards under the Plan.

“Substitute Award” shall mean Awards granted in assumption of, or in substitution for, outstanding awards previously granted by (i) a company acquired by the Company or one or more of its Affiliates; or (ii) a company with which the Company or one or more of its Affiliates combines. To the extent reasonably practical, unless otherwise determined by the Committee in its sole discretion, Substitute Awards shall contain, to the extent reasonably practical, the same terms and conditions as the award they replace.

Section 3.  Administration.

The Plan shall be administered by the Committee. A majority of the Committee shall constitute a quorum, and the acts of the members of the Committee who are present at any meeting thereof at which a quorum is present, or acts unanimously approved by the members of the Committee in writing, shall be the acts of the Committee. Subject to the terms of the Plan and applicable law, and in addition to other express powers and authorizations conferred on the Committee by the Plan, the Committee shall have full power and authority to: (i) designate the individuals who are Participants; (ii) determine the type or types of Awards to be granted to a Participant; (iii) determine the number of Shares to be covered by, or with respect to which payments, rights, or other matters are to be calculated in connection with, Awards; (iv) determine the terms and conditions of any Award, including such terms and conditions as shall be requisite in the judgment of the Committee to cause designated Options to qualify as Incentive Stock Options; (v) determine whether, to what extent, and under what circumstances Awards may be settled or exercised in cash, Shares, other securities, other Awards or other property, or canceled, forfeited, or suspended and the method or methods by which Awards may be settled, exercised, canceled, forfeited, or suspended; (vi) determine whether, to what extent, and under what circumstances cash, Shares, other securities, other Awards, other property and other amounts payable with respect to an Award shall be deferred either automatically or at the election of the holder thereof or of the Committee; (vii) interpret and administer the Plan and any instrument or agreement relating to, or Award made under, the Plan; (viii) establish, amend, suspend, or waive such rules and regulations and appoint such agents as it shall deem appropriate for the proper administration of the Plan; and (ix) make any other determination and take any other action that the Committee deems necessary or desirable for the administration of the Plan. The Committee may correct any defect or supply any omission or reconcile any inconsistency in the Plan or in any Award Agreement in the manner and to the extent it shall deem expedient to carry it into effect. Unless otherwise expressly provided in the Plan or in any applicable Award Agreement, all designations, determinations, interpretations, and other decisions under or with respect to the Plan or any Award shall be within the sole discretion of the Committee, may be made at any time and shall be final, conclusive, and binding upon all Persons, including the Company, any Affiliate, any Participant, any holder or beneficiary of any Award, and any shareholder.

Section 4.  Shares Available for Awards.

(a) Shares Available.  Subject to adjustment as provided in Section 4(c) and this Section 4(a), the number of Shares reserved and available for distribution in connection with Awards shall be eight million, two hundred and fifty thousand (8,250,000) Shares. If any Award that may be settled by the delivery of Shares is forfeited, or if such an Award otherwise terminates or is cancelled without the delivery of Shares, then the Shares covered by such Award shall, to the extent of the forfeiture, termination, or cancellation, again be available for distribution in connection with future Awards. Awards that are not settled by the delivery of Shares shall not count against the aggregate number of Shares reserved and available for distribution in connection with Awards.

(b) Sources of Shares Deliverable Under Awards.  Any Shares delivered pursuant to an Award may consist, in whole or in part, of authorized and unissued Shares or of treasury Shares. Any of such Shares which remain unissued and which are not subject to outstanding Awards at the termination of the Plan shall cease to be subject to the Plan but, until termination of the Plan, the Company shall at all times make available a sufficient number of shares to meet the requirements of the Plan.

(c) Adjustments.

(i) In the event that the outstanding shares of Common Stock shall be subdivided into a greater number of shares or the outstanding shares of Common Stock shall be combined into a smaller number of shares, simultaneously with the effectiveness of such subdivision or combination (1) the number of Shares that are reserved and available for distribution in connection with Awards under the Plan automatically shall be adjusted so as to be equal to the number of Shares that would be issuable as the result of applying such subdivision or combination with respect to the Shares that were reserved and available for distribution in connection with Awards immediately prior to the subdivision or combination, (2) the number of Shares subject to each outstanding Award automatically shall be adjusted so as to be equal to the number of Shares that would be issuable as a result of applying such subdivision or combination with respect to the Shares subject to the outstanding Award immediately prior to the subdivision or combination, and (3) the grant or exercise price with respect to any Award relating to Shares automatically shall be adjusted by multiplying the grant or exercise price by a fraction, the numerator of which is the number of outstanding shares of Common Stock (on an outstanding basis) prior to giving effect to the subdivision or combination and the denominator of which is the number of outstanding shares of Common Stock (on an outstanding basis) after giving effect to the subdivision or combination.

(ii) In the event a dividend or other distribution of Common Stock of the Company shall be paid in respect of Common Stock, then immediately after the record date of such dividend or distribution (1) the number of Shares reserved and available for distribution in connection with Awards under the Plan automatically shall be adjusted to include the number of Shares that would have been payable if the dividend or other distribution had been made with respect to the Shares that were reserved and available for distribution in connection with Awards immediately prior to the dividend or other distribution, (2) the number of Shares subject to each outstanding Award automatically shall be increased to include the dividend or other distribution that would have been payable with respect to the Shares, without requiring the payment of any additional consideration therefor, and (3) the grant or exercise price with respect to any Award relating to Shares automatically shall be adjusted by multiplying the grant or exercise price by a fraction, the numerator of which is the number of outstanding shares of Common Stock (on an outstanding basis) prior to giving effect to the dividend or other distribution and the denominator of which is the number of outstanding shares of Common Stock (on an outstanding basis) after giving effect to the dividend or other distribution.

(iii) In the event that the Company shall reclassify any shares of Common Stock (including any reclassification upon a consolidation or merger in which the Company is the continuing corporation) into the same or a different number of shares of another type, class or classes of securities, the Committee shall (1) make appropriate adjustments to the number, type and/or class of Shares and other securities that are reserved and available for distribution in connection with Awards under the Plan so as to be equal to the number, type and/or class of Shares and other securities that would be issuable as the result of applying such reclassification with respect to the Shares that were reserved and available for distribution in connection with Awards immediately prior to the reclassification, (2) make appropriate adjustments to the number, type and/or class of Shares or other securities subject to each outstanding Award, so as to be equal to the number, type and/or class of Shares or other securities that would be issuable as a result of applying such reclassification with respect to the Shares subject to the outstanding Award immediately prior to the reclassification, and (3) make appropriate adjustments to the grant or exercise price with respect to each outstanding Award.

(iv) In the event of any dividend or other distribution of other securities or property other than cash not described in clause (i), (ii), or (iii) above, or any recapitalization, reclassification, reorganization, merger, consolidation, split-up, spin-off, combination, repurchase, or exchange of Common Stock or other securities of the Company not described in clause (i), (ii), or (iii) above, or the issuance of warrants or other rights to purchase Common Stock or other securities of the Company, if any other corporate transaction or event occurs that affects the Common Stock or if any other change in the corporate structure of the Company affecting the Common Stock occurs, the Committee shall adjust (in such manner as shall be appropriate in order to prevent dilution or enlargement of the benefits or potential benefits intended to be made available under the Plan) any or all of (1) the number, type and/or class of Shares or other securities or property with respect to which Awards may be granted, (2) the number, type and/or class of Shares or other securities or property subject to outstanding Awards, and (3) the grant or exercise price with respect to any Award or, if deemed appropriate, make provision for cash payment to the holder of an outstanding Award, but only to the extent permissible without violating the requirements of Section 409A of the Code.

(v) In the event of the declaration of cash dividends that, in the aggregate, exceed the amount of any dividend permitted under the Company’s credit facility and/or note indentures which may be in effect from time to time (such excess amount being hereinafter referred to as the “Excess Dividend”), the Committee may, in its sole and absolute discretion, but only to the extent permissible without violating the requirements of Section 409A of the Code, reduce the exercise price with respect to any outstanding Option by an amount equal to the Excess Dividend divided by the number of Shares that are outstanding on the date on which the dividend is declared, and in the case of an Award other than an Option, the Committee may, in its sole and absolute discretion, but only to the extent permissible without violating the requirements of Section 409A of the Code, adjust (in such manner as shall be appropriate in order to prevent dilution or enlargement of the benefits or potential benefits intended to be made available under the Plan), the grant or exercise price with respect to any Award other than an Option or, if deemed appropriate, make provision for cash payment to the holder of the outstanding Award.

(vi) To the extent an adjustment is required to an Award pursuant to this Section, the number of Shares subject to an Award denominated in Shares shall be rounded down to the nearest whole number of Shares and the exercise price per Share of an Award, if any, shall be rounded up to the nearest whole cent.

Section 5.  Eligibility and Award Limits.

Any Employee, Consultant or Director shall be eligible to be designated a Participant by the Committee. However, no Employee may receive Share-denominated Awards during the term of the Plan that, in the aggregate, are with respect to more than 90% of all Shares that may be made subject to Awards under the Plan. The maximum amount of Performance Awards, intended to qualify as “performance-based compensation,” that may be granted or paid to any Participant in any calendar year shall be $10 million, except with respect to formula grant Awards based on the Company’s return on equity and/or net income, such annual maximum shall be such amount that results from the formula(s) used in the Performance Award grant(s), provided the formula(s) do(es) not produce an annual result in excess of 20% of the Company’s net income for the Company’s applicable year (and the formula is not based in whole or in part on a percentage of the Participant’s salary or base compensation). The limitations set forth in the preceding sentences shall be applied in a manner which will permit, when intended, compensation generated under the Plan to constitute “performance-based” compensation for purposes of Section 162(m) of the Code, including, without limitation, counting against such maximum number of Shares, to the extent required under Section 162(m) of the Code and applicable interpretive authority thereunder, any Shares subject to Options that are canceled or repriced.

Section 6.  Awards.

(a) Options.  Subject to the provisions of the Plan, the Committee shall have the authority to determine the Employees, Consultants and Directors to whom Options shall be granted, the number of Shares to be covered by each Option, the purchase price therefor and the conditions and limitations applicable to the exercise of the Option, including the following terms and conditions and such additional terms and conditions, as the Committee shall determine, that are not inconsistent with the provisions of the Plan.

(i) Exercise Price.  The purchase price per Share purchasable under an Option shall be determined by the Committee at the time each Option is granted, but shall not be less than the Fair Market Value of a Share on such date, unless such Option is a Substitute Award.

(ii) Time and Method of Exercise.  The Committee shall determine the time or times at which an Option may be exercised in whole or in part, and the method or methods by which, and the form or forms in which payment of, the exercise price with respect thereto may be made or deemed to have been made, which may include, without limitation, cash, already-owned Shares, outstanding Awards, Shares that would otherwise be acquired upon exercise of the Option, a “cashless-broker” exercise (through procedures approved by the Company), other securities or other property, or any combination thereof, having a Fair Market Value on the exercise date equal to the relevant exercise price.

(iii) Special Limitations on Incentive Stock Options.  Incentive Stock Options may be granted only to employees of the Company, its subsidiaries and the parent corporation of the Company, within the meaning of Section 424 of the Code. To the extent that the aggregate Fair Market Value (determined at the time the respective Incentive Stock Option is granted) of Shares with respect to which Incentive Stock Options are exercisable for the first time by an individual during any calendar year under all incentive stock option plans of the Company and its parent and subsidiary corporations exceeds $100,000, such Incentive Stock Options shall be treated as Options which do not constitute Incentive Stock Options. The Committee shall determine, in accordance with applicable provisions of the Code, Treasury regulations and other administrative pronouncements, which of a Participant’s Incentive Stock Options will not constitute Incentive Stock Options because of such limitation and shall notify the Participant of such determination as soon as practicable after such determination. No Incentive Stock Option shall be granted to an individual if, at the time the Option is granted, such individual owns stock possessing more than 10% of the total combined voting power of all classes of stock of the Company or of its parent or subsidiary corporation, within the meaning of Section 422(b)(6) of the Code, unless (1) at the time such Option is granted the option price is at least 110% of the Fair Market Value of the Shares subject to the Option and (2) such Option by its terms is not exercisable after the expiration of five years from the date of grant.

(iv) Expiration.  Except as provided in Section 6(a)(iii), each Option shall expire 10 years (or in the case of a Non-Qualified Stock Option, such greater number of years, not to exceed 12 years, as provided in the Award Agreement for the Option) from the date of grant thereof and shall be subject to earlier termination as provided in the Option’s Award Agreement.

(b) Restricted Stock.  Subject to the provisions of the Plan, the Committee shall have the authority to determine the Employees, Directors and Consultants to whom Restricted Stock shall be granted, the number of Shares of Restricted Stock to be granted to each such Participant, the duration of the Restricted Period during which, and the conditions, including performance goals, if any, under which, the Restricted Stock may be forfeited to the Company, and the other terms and conditions of such Awards.

(i) Dividends.  Dividends paid on Restricted Stock may be paid directly to the Participant, may be subject to risk of forfeiture and/or transfer restrictions during any period established by the Committee or sequestered and held in a bookkeeping cash account (with or without interest) or reinvested on an immediate or deferred basis in additional shares of Common Stock, which credit or shares may be subject to the same restrictions as the underlying Award or such other restrictions, all as determined by the Committee in its discretion.

(ii) Registration.  Any Restricted Stock may be evidenced in such manner as the Committee shall deem appropriate, including, without limitation, book-entry registration or issuance of a stock certificate or certificates. In the event any stock certificate is issued in respect of Restricted Stock granted under the Plan, such certificate shall be registered in the name of the Participant and shall bear an appropriate legend referring to the terms, conditions, and restrictions applicable to such Restricted Stock.

(iii) Forfeiture and Restrictions Lapse.  Except as otherwise determined by the Committee or the express terms of the Award that granted the Restricted Stock, upon termination of a Participant’s employment (as determined under criteria established by the Committee) for any reason during the applicable Restricted Period, all Restricted Stock shall be forfeited by the Participant and re-acquired by the Company. The Committee may, when it finds that a waiver would be in the best interests of the Company and not cause such Award, if it is intended to qualify as performance-based compensation under Section 162(m) of the Code, to fail to so qualify under Section 162(m) of the Code, waive in whole or in part any or all remaining restrictions with respect to such Participant’s Restricted Stock. Unrestricted Shares, evidenced in such manner as the Committee shall deem appropriate, shall be issued to the holder of Restricted Stock promptly after the applicable restrictions have lapsed or otherwise been satisfied.

(iv) Transfer Restrictions.  During the Restricted Period, Restricted Stock will be subject to the limitations on transfer as provided in Section 6(g)(iii).

(c) Performance Awards.  The Committee shall have the authority to determine the Employees, Directors and Consultants who shall receive a Performance Award, which shall confer on the Participant the right to receive payment of such Award, in whole or in part, upon the achievement of such performance goals during such performance periods as the Committee shall establish at the time of grant with respect to the Award.

(i) Terms and Conditions.  Subject to the terms of the Plan and any applicable Award Agreement, the Committee shall determine the performance goals to be achieved during any performance period, the length of any performance period, the vesting terms of any Performance Award and the amount of the payment or the formula for determining the amount of the payment to be made pursuant to the Performance Award.

(ii) Payment of Performance Award.  Except as otherwise provided in the Award Agreement, Performance Awards may be paid (in cash and/or in Shares, in the sole discretion of the Committee) in a lump sum or in deferred installments following the close of the performance period, which may be subject to vesting requirements, in accordance with procedures established by the Committee with respect to such Award.

(d) Bonus Shares.  The Committee shall have the authority, in its discretion, to grant Bonus Shares to Employees, Directors and Consultants. Each Bonus Share shall constitute a transfer of an unrestricted Share to the Participant, without other payment therefor, as additional compensation for the Participant’s services to the Company.

(e) Phantom Shares.  The Committee shall have the authority to grant Awards of Phantom Shares to Employees, Directors and Consultants upon such terms and conditions as the Committee may determine.

(i) Terms and Conditions.  Each Phantom Share Award shall constitute an agreement by the Company to issue or transfer a specified number of Shares or pay an amount of cash equal to the Fair Market Value of a specified number of Shares, or a combination thereof to the Participant in the future, subject to the fulfillment during the Restricted Period of such conditions, including performance goals, if any, as the Committee may specify at the date of grant. During the Restricted Period, the Participant shall not have any right to transfer any rights under the subject Award, shall not have any rights of ownership in the Phantom Shares and shall not have any right to vote such shares.

(ii) Dividends.  Any Phantom Share award may provide that any or all dividends or other distributions paid on Shares during the Restricted Period be credited in a cash bookkeeping account (without interest) or that equivalent additional Phantom Shares be awarded, which account or shares may be subject to the same restrictions as the underlying Award or such other restrictions as the Committee may determine.

(f) Other Stock-Based Awards.  The Committee may also grant to Participants an Other Stock-Based Award, which shall consist of a right which is an Award denominated or payable in, valued in whole or in part by reference to, or otherwise based on or related to, Shares as is deemed by the Committee to be consistent with the purposes of the Plan. Subject to the terms of the Plan, the Committee shall determine the terms and conditions of any such Other Stock-Based Award.

(g) General.

(i) Awards May Be Granted Separately or Together.   Awards to Employees may, in the discretion of the Committee, be granted either alone or in addition to, in tandem with, or in substitution for any other Award granted under the Plan or any award granted under any other plan of the Company or any Affiliate. Awards granted in addition to or in tandem with other Awards or awards granted under any other plan of the Company or any Affiliate may be granted either at the same time as or at a different time from the grant of such other Awards or awards.

(ii) Forms of Payment by Company Under Awards.  Subject to the terms of the Plan and of any applicable Award Agreement, payments or transfers to be made by the Company or an Affiliate upon the grant, exercise or payment of an Award may be made in such form or forms as the Committee shall determine, including, without limitation, cash, Shares, other securities, other Awards or other property, or any combination thereof, and may be made in a single payment or transfer, in installments, or on a deferred basis, in each case in accordance with rules and procedures established by the Committee. Such rules and procedures may include, without limitation, provisions for the payment or crediting of reasonable interest on installment or deferred payments.

(iii) Limits on Transfer of Awards.

(A) Except as provided in (C) below, each Award, and each right under any Award, shall be exercisable only by the Participant during the Participant’s lifetime, or, if permissible under applicable law, by the Participant’s guardian or legal representative or by a transferee receiving such Award pursuant to a qualified domestic relations order (a “QDRO”) as determined by the Committee.

(B) Except as provided in (C) below, no Award and no right under any such Award may be assigned, alienated, pledged, attached, sold or otherwise transferred or encumbered by a Participant otherwise than by will or by the laws of descent and distribution (or, in the case of Restricted Stock, to the Company) or, if permissible under applicable law, pursuant to a QDRO and any such purported assignment, alienation, pledge, attachment, sale, transfer or encumbrance shall be void and unenforceable against the Company or any Affiliate.

(C) Notwithstanding anything in the Plan to the contrary, except to the extent specifically provided otherwise by the Committee in an Award Agreement, Non-Qualified Stock Options may be transferred by the optionee to one or more permitted transferees; provided that (i) there may be no consideration given for such transfer, (ii) the optionee (or such optionee’s estate or representative) shall remain obligated to satisfy all employment tax and other withholding tax obligations associated with the exercise of the transferred Options, (iii) the optionee shall notify the Company in writing that such transfer has occurred, the identity and address of the permitted transferee and the relationship of the permitted transferee to the optionee, and (iv) such transfer shall be effected pursuant to transfer documents approved from time to time by the Company. Any permitted transferee may not further assign or transfer the transferred Option otherwise than by will or the laws of descent and distribution. Following any permitted transfer, any such Options shall continue to be subject to the same terms and conditions as were applicable to the Option immediately prior to the transfer, provided that the term “optionee” as used in the Plan shall be deemed to refer also to each permitted transferee where required by the context. A transferred Option may only be exercised by a transferee to the same extent such Option could, at such time, be exercised by the optionee “but for” such transfer. The term “permitted transferees” shall mean one or more of the following: (i) any member of the optionee’s immediate family; (ii) a trust established for the exclusive benefit of one or more members of such immediate family; (iii) a partnership, limited liability company or other form of business entity in which such immediate family members or trusts established for the exclusive benefit of immediate family members are the only partners, members or owners; or (iv) any other person approved from time to time by the Committee. The term “immediate family” is defined for such purpose as spouses, children, stepchildren and grandchildren, including relationships arising from adoption.

(iv) Term of Awards.  The term of each Award shall be for such period as may be determined by the Committee and set forth in the applicable Award Agreement; provided, that in no event shall the term of any Award exceed a period of 10 years from the date of its grant.

(v) Share Certificates.  All certificates for Shares or other securities of the Company or any Affiliate delivered under the Plan pursuant to any Award or the exercise thereof shall be subject to such stop transfer orders and other restrictions as the Committee may deem advisable under the Plan or the rules, regulations, and other requirements of the SEC, any stock exchange upon which such Shares or other securities are then listed, and any applicable Federal or state laws, and the Committee may cause a legend or legends to be put on any such certificates to make appropriate reference to such restrictions.

(vi) Consideration for Grants.  Awards may be granted for no cash consideration or for such consideration as the Committee determines including, without limitation, such minimal cash consideration as may be required by applicable law.

(vii) Delivery of Shares or other Securities and Payment by Participant of Consideration.  No Shares or other securities shall be delivered pursuant to any Award until payment in full of any amount required to be paid pursuant to the Plan or the applicable Award Agreement is received by the Company, including without limitation, all applicable withholding taxes. Such payment may be made by such method or methods and in such form or forms as the Committee shall determine, including, without limitation, cash, Shares, other securities, other Awards or other property, withholding of Shares, cashless exercise with simultaneous sale, or any combination thereof; provided that the combined value, as determined by the Committee, of all cash and cash equivalents and the Fair Market Value of any such Shares or other property so tendered to the Company, as of the date of such tender, is at least equal to the full amount required to be paid pursuant to the Plan or the applicable Award Agreement to the Company.

(viii) Performance Goals.  Where necessary, the Committee shall establish performance goals applicable to those Awards the payment of which is intended by the Committee to qualify as “performance-based compensation” as described in Section 162(m)(4)(C) of the Code. The performance goals shall be based upon the attainment of such target levels of Share price, net income, cash flows, total capitalization, total or comparative shareholder return, assets, return on equity, sales, economic profit, return on assets, results of operation (gross revenue less cost of sales, plus earnings generated from the mortgage and title businesses, but excluding results of any restructuring or unusual or extraordinary items as determined by a majority of the independent members of the Board, budget and/or earnings per share as may be specified by the Committee. The performance goals may be made subject to adjustment for specified unusual and nonrecurring events and may be absolute, relative to one or more other companies, or relative to one or more indices and may be with respect to the Company and/or one or more Affiliates. Which factor or factors to be used with respect to any grant, and the weight to be accorded thereto if more than one factor is used, shall be determined by the Committee at the time of grant.

Section 7.  Amendment and Termination.

Except to the extent prohibited by applicable law and unless otherwise expressly provided in an Award Agreement or in the Plan:

(a) Amendments to the Plan.  The Board may amend, alter, suspend, discontinue, or terminate the Plan without the consent of any shareholder or other Person, except to the extent that such approval (i) is appropriate or required by applicable stock exchange rules or applicable law, as determined by the Board, or (ii) would degrade or adversely affect the rights of any Participant with respect to then outstanding Awards.

(b) Amendments to Awards.  The Committee may waive any conditions or rights under, amend any terms of, or alter any Award theretofore granted; provided, however, that no change in any Award shall degrade or adversely affect the rights of the Participant thereunder without the consent of such Participant. Notwithstanding the foregoing, with respect to any Award intended to qualify as performance-based compensation under Section 162(m) of the Code, no amendment shall be authorized to the extent such amendment would cause the Award to fail to so qualify.

Section 8.  General Provisions.

(a) No Rights to Awards.  No Employee, Director, Consultant or other Person shall have any claim to be granted any Award, and there is no obligation for uniformity of treatment of Employees, Directors, Consultants, Participants, or holders or beneficiaries of Awards. The terms and conditions of Awards need not be the same with respect to each recipient.

(b) Withholding.  The Company or any Affiliate is authorized to withhold from any Award, from any payment due or transfer made under any Award or under the Plan or from any compensation or other amount owing to a Participant the amount (in cash, Shares, other securities, Shares that would otherwise be issued pursuant to such Award, other Awards or other property) of any applicable taxes payable in respect of an Award, its exercise, the lapse of restrictions thereon, or any payment or transfer under an Award or under the Plan and to take such other action as may be necessary in the opinion of the Company to satisfy all obligations for the payment of such taxes. Any Participant who is subject to Rule 16b-3 with respect to Shares may direct the Company to withhold Shares or may tender Shares already-owned to the Company to satisfy his minimum tax withholding obligations.

(c) No Right to Employment.  The grant of an Award shall not be construed as giving a Participant the right to be retained in the employ or service of the Company or any Affiliate. Further, the Company or an Affiliate may at any time dismiss a Participant from employment or service, free from any liability or any claim under the Plan, unless otherwise expressly provided in the Plan or in any Award Agreement. Nothing contained in the Plan shall confer on any Director any right with respect to continuation of membership on the Board.

(d) Governing Law.  The validity, construction, and effect of the Plan and any rules and regulations relating to the Plan shall be determined in accordance with the laws of the State of Delaware, without regard to conflicts of laws principles.

(e) Severability.  If any provision of the Plan or any Award is or becomes or is deemed to be invalid, illegal, or unenforceable in any jurisdiction or as to any Person or Award, or would disqualify the Plan or any Award under any law deemed applicable by the Committee, such provision shall be construed or deemed amended to conform to the applicable laws, or if it cannot be construed or deemed amended without materially altering the intent of the Plan or the Award, such provision shall be stricken as to such jurisdiction, Person or Award and the remainder of the Plan and any such Award shall remain in full force and effect; provided, however, the Committee shall use its best efforts to provide such affected Participant with a new Award that restores the Participant to the same economic position as before such change, to the extent reasonable.

(f) Other Laws.  The Committee may refuse to issue or transfer any Shares or other consideration under an Award if, acting in its sole discretion, it determines that the issuance or transfer of such Shares or such other consideration might violate any applicable law or regulation or entitle the Company to recover the same under Section 16(b) of the Exchange Act, and any payment tendered to the Company by a Participant, other holder or beneficiary in connection with the exercise of such Award shall be promptly refunded to the relevant Participant, holder or beneficiary.

(g) No Trust or Fund Created.  Neither the Plan nor the Award shall create or be construed to create a trust or separate fund of any kind or a fiduciary relationship between the Company or any Affiliate and a Participant or any other Person. To the extent that any Person acquires a right to receive payments from the Company or any Affiliate pursuant to an Award, such right shall be no greater than the right of any general unsecured creditor of the Company or any Affiliate.

(h) No Fractional Shares.  No fractional Shares shall be issued or delivered pursuant to the Plan or any Award, and the Committee shall determine whether cash, other securities, or other property shall be paid or transferred in lieu of any fractional Shares or whether such fractional Shares or any rights thereto shall be canceled, terminated, or otherwise eliminated.

(i) Headings.  Headings are given to the Sections and subsections of the Plan solely as a convenience to facilitate reference. Such headings shall not be deemed in any way material or relevant to the construction or interpretation of the Plan or any provision thereof.

(j) Facsimile Signature.  Any Award Agreement or related document may be executed by facsimile signature. If any officer who shall have signed or whose facsimile signature shall have been placed upon any such Award Agreement or related document shall have ceased to be such officer before the related Award is granted by the Company, such Award may nevertheless be issued by the Company with the same effect as if such person were such officer at the date of grant.

(k) Code Section 409A.  If and to the extent that the Committee believes that any Awards may constitute a “nonqualified deferred compensation plan” under Section 409A of the Code, the terms and conditions set forth in the Award Agreement for that Award shall be drafted in a manner that is intended to comply with, and those provisions (and the provisions of the Plan applicable thereto) shall be interpreted in a manner consistent with, the applicable requirements of Section 409A of the Code.

Section 9.  Corporate Change.

Except as may otherwise be specifically provided in an Award Agreement, if the Company shall not be the surviving entity in any merger or consolidation (or survives only as a subsidiary of an entity) (a “Corporate Change”), no later than 10 days after the approval by the stockholders of the Company of such merger or consolidation, the Committee shall effect one or more of the following alternatives, which alternatives may vary among individual Participants and which may vary among Options held by any individual Participant: (1) accelerate the time at which Options then outstanding may be exercised so that such Options may be exercised in full for a limited period of time on or before a specified date (before or alter such Corporate Change) fixed by the Committee, after which specified date all unexercised Options and all rights of Participants thereunder shall terminate, (2) require the mandatory surrender to the Company by all or selected Participants of some or all of the outstanding Options held by such Participants (irrespective of whether such Options are then exercisable under the provisions of the Plan) as of a date, before or after such Corporate Change, specified by the Committee, in which event the Committee shall thereupon cancel such Options and the Company shall pay (or cause to be paid) to each Participant an amount of cash per share equal to the excess, if any, of the Corporate Change Value (as defined below) of the shares subject to such Option over the exercise price(s) under such Options for such shares, or (3) make such adjustments to Options then outstanding to provide that the number and class of shares of Common Stock covered by such Options shall thereafter cover securities of the surviving or acquiring corporation or other property (including, without limitation, cash) and adjust the exercise price(s) of such Options in accordance with the Treasury Regulations applicable for incentive stock options. For the purposes of this paragraph, the “Corporate Change Value” shall equal the per share price offered to stockholders of the Company in any such merger or consolidation. In the event that the consideration offered to stockholders of the Company in any Corporate Change consists of anything other than cash, the fair cash equivalent of the portion of the consideration offered which is other than cash shall be determined.

Section 10.  Effective Date of the Plan.

The Plan shall be effective upon its adoption by the Board; provided, however, no Options or other equity-based Awards may be made under the Plan prior to a merger of Engle Holdings Corp. with the Company.

Section 11.  Term of the Plan.

No Award shall be granted under the Plan after the tenth anniversary of the date the Plan was adopted by the Board. However, unless otherwise expressly provided in the Plan or in an applicable Award Agreement, any Award theretofore granted may, and the authority of the Board or the Committee to amend, alter, adjust, suspend, discontinue, or terminate any such Award or to waive any conditions or rights under any such Award shall, extend beyond such date.

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Annual Meeting Proxy Card

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” EACH OF THE FOLLOWING PROPOSALS
A	Election of Directors

1. The election as directors of all nominees listed (except as marked to the contrary below).

	For	Withhold		For	Withhold		For	Withhold
01 - Konstantinos Stengos	☐	☐	05 - Marianna Stengou	☐	☐	09 - Susan B. Parks	☐	☐
02 - Antonio B. Mon	☐	☐	06 - Larry D. Horner	☐	☐	10 - J. Bryan Whitworth	☐	☐
03 - Andreas Stengos	☐	☐	07 - William A. Hasler	☐	☐	11 - Tommy L. McAden	☐	☐
04 - George Stengos	☐	☐	08 - Michael J. Poulos	☐	☐
B	Issues

		For	Against	Abstain

2.	The approval and adoption of the Technical Olympic USA, Inc. Annual and Long-Term Incentive Plan, as amended and restated as of January 1, 2006.	☐	☐	☐

C	Authorized Signatures - Sign Here - This section must be completed for your instructions to be executed.
The undersigned acknowledges receipt from the Company prior to the execution of this proxy of a Notice of Annual Meeting of Stockholders and the accompanying Proxy Statement relating to the Annual Meeting.
Please sign exactly as your name appears on this card. When signing as attorney, executor, administrator, trustee, or guardian, please give your full title. If shares are held jointly, each holder may sign but only one signature is required.

Signature 1 - Please keep signature within the box	Signature 2 - Please keep signature within the box	Date (mm/dd/yyyy)

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■	0 0 9 2 1 6 2	1 U P X	C O Y	+

   Revocable Proxy

TECHNICAL OLYMPIC USA, INC.
ANNUAL MEETING OF STOCKHOLDERS
MAY 19, 2006
9:00 A.M.
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
The undersigned hereby appoints Konstantinos Stengos, George Stengos and Andreas Stengos, each with full power of substitution, to act as proxies for the undersigned and to vote all shares of Common Stock of the Company that the undersigned is entitled to vote only at the Annual Meeting of Stockholders, to be held on May 19, 2006, at 9:00 a.m., British Summer Time, at the Four Seasons Hotel, Hamilton Place, Park Lane, London, England, and at any and all adjournments thereof, as set forth on the reverse side.
This proxy is revocable and will be voted as directed, but if no instructions are specified on an executed proxy that is returned, then this proxy will be voted FOR the proposals listed. If any other business is presented at the Annual Meeting, including whether or not to adjourn the meeting, this proxy will be voted by those named in this proxy in their best judgment. At the present time, the Board of Directors knows of no other business to be presented at the Annual Meeting.
PLEASE VOTE, DATE, AND SIGN THIS PROXY ON THE OTHER SIDE AND RETURN PROMPTLY IN THE ENCLOSED POSTAGE-PAID ENVELOPE.